Exhibit 99.2

The share exchange described in this notice is made for the securities of a Japanese company. The share exchange is subject to disclosure requirements of Japan that are different from those of the United States. Financial statements included in this document, if any, have been prepared in accordance with Japanese accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in Japan and some or all of its officers and directors may be residents of a country other than the United States. You may not be able to sue a Japanese company or its officers or directors in a Japanese court for violations of the U.S. securities laws. It may be difficult to compel a Japanese company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the parties to the share exchange may purchase securities otherwise than under the share exchange, such as in open market or privately negotiated purchases.

This document has been translated from the Japanese-language original document for reference purposes only. In the event of any conflict or discrepancy between this document and the Japanese-language original, the Japanese-language original shall prevail.

Securities Code: 6044

August 10, 2026

To Our Shareholders

576-1 Abokabuto, Himeji City, Hyogo
Sanki Service Corporation
President and Representative Director Tatsuo Kitakoshi

Notice of the 49th Ordinary General Meeting of Shareholders

We would like to express our sincere gratitude for your continued support.

We hereby notify you that the 49th Ordinary General Meeting of Shareholders of the Company will be held as described below.

The Company has taken measures for electronic provision for the convocation of this General Meeting of Shareholders, and the matters subject to electronic provision are posted on the website below on the Internet.

Company Website: https://www.sanki-s.co.jp

Please access the above website, select “IR Information,” “For Shareholders,” and “General Meeting of Shareholders” in that order to view the documents.

In addition to the above, the information is also posted on the following website on the Internet.

Tokyo Stock Exchange (TSE) Website https://www2.jpx.co.jp/tseHpFront/JJK020010Action.do?

Please access the above website, enter and search for the Company name or securities code, and select “Basic information” and “Documents for public inspection/PR information” in that order to view the documents.

If you are unable to attend the meeting, you may exercise your voting rights via the Internet or in writing (by mail). We kindly request that you review the Reference Documents for the General Meeting of Shareholders posted as matters subject to electronic provision, and exercise your voting rights by 5:15 p.m. on Thursday, August 27, 2026, in accordance with the instructions on page 3.

1.	Date and Time	10:00 a.m. on Friday, August 28, 2026

2.	Place	Hotel Nikko Himeji, 3F, Korin Room 100 Minami-Ekimae—cho, Himeji City, Hyogo (Please refer to the “Map to the General Meeting of Shareholders Venue” at the end of this document.)

3.	Matters to be addressed
Matters to be reported

1.  Report on the Business Report, Consolidated Financial Statements, and the results of audits of the Consolidated Financial Statements by the Accounting Auditor and the Audit & Supervisory Board for the 49th Fiscal Year (from June 1, 2025 to May 31, 2026)

2. Report on the Financial Statements for the 49th Fiscal Year (from June 1, 2025 to May 31, 2026)

Matters to be resolved
	Proposal No. 1	Appropriation of Surplus
	Proposal No. 2	Election of 6 Directors
	Proposal No. 3	Election of 3 Audit & Supervisory Board Members
	Proposal No. 4	Approval of Share Exchange Agreement with Shin Maint Holdings Co., Ltd.

•	Please submit your voting form at the reception desk when you attend the meeting.

•

In accordance with laws and regulations and the provisions of Article 15 of our Articles of Incorporation, the following items are not included in the documents sent to shareholders who have requested the delivery of documents. Accordingly, those documents form part of the documents audited by the Audit & Supervisory Board Members and the Accounting Auditor in preparing their respective audit reports..

•	Notes to Consolidated Financial Statements

•	Notes to Non-Consolidated Financial Statements

•	If any revisions are made to the matters subject to electronic provision, the details of the revisions will be posted on each of the websites where they are published.

•

Should significant changes to the operation of the General Meeting of Shareholders occur due to future changes in circumstances, we will promptly post such changes on our website (https://www.sanki-s.co.jp), so please check the website in advance.

We will provide a gift to shareholders attending the General Meeting of Shareholders in person. Please note that regardless of the number of Voting Rights Exercise Forms you bring, we will provide only one gift per attending shareholder.

Information on Exercising Voting Rights Information on Exercising Voting Rights in Advance In case of exercising voting rights via the internet, etc. In case of exercising voting rights by mail Please use the website for exercising voting rights and refer to the “Guide to Exercising Voting Rights via the Internet, etc.” to enter your approval or disapproval. Please indicate your approval or disapproval on the enclosed Voting Rights Exercise Form and return it. If there is no indication of approval or disapproval for a proposal on the Voting Rights Exercise Form, it will be treated as an indication of approval. Please submit the enclosed Voting Rights Exercise Form at the reception desk at the venue. Deadline for exercise Deadline for exercise Thursday, August 27, 2026 5:15 p.m. Thursday, August 27, 2026 5:15 p.m. (must arrive by this time) Friday, August 28, 2026 10:00 a.m. [Reception starts: 9:30 a.m.] • Handling of voting rights exercised multiple times (1) If you exercise your voting rights both in writing and via the internet, the vote cast via the internet shall be treated as valid. (2) If you exercise your voting rights multiple times via the internet, the last vote cast shall be treated as valid.

Instructions for Exercising Voting Rights via the Internet, etc. Please confirm the following items before exercising your voting rights via the internet. Deadline for exercising voting rights 5:15 p.m. on Thursday, August 27, 2026 Voting website https://evote.tr.mufg.jp/ How to scan the QR Code How to enter the login ID and temporary password You may log in to the voting website without entering a login ID or temporary password. Please scan the QR Code printed on the voting form (right side). Please follow the on-screen instructions to enter your vote. * “QR Code” is a registered trademark of Denso Wave Incorporated. Access the voting website and enter the login ID and temporary password provided on the voting form. Please follow the on-screen instructions to enter your vote. Notes Any costs incurred when accessing the voting website (internet connection fees, communication charges, etc.) shall be borne by the shareholder. Inquiries regarding the system, etc.Mitsubishi UFJ Trust and Banking Corporation, Securities Agency Division (Help Desk) Phone 0120-173-027 (Toll-free) (Reception hours: 9:00 a.m. to 9:00 p.m.)

Business Report
(	From June 1, 2025 To May 31, 2026)

1. Current status of the corporate group

(1)	Business status for the current fiscal year

1. Business progress and results

During the current fiscal year, although the economy remained on a moderate recovery trend, it continued to be affected by price fluctuations, and the outlook remains uncertain.

In the maintenance industry surrounding our Group, the environment regarding energy costs remains uncertain, as seen in the rise in crude oil prices against the backdrop of heightened tensions in the Middle East since the beginning of this year. On the other hand, partly due to these influences, the need to reduce facility maintenance costs remains at a high level. Under these circumstances, our Group proposes energy-saving services tailored to the facility conditions of our customers and promotes initiatives toward the realization of a sustainable society through the suppression of excessive energy consumption.

In addition, in the Medium-Term Management Plan 2026-2028 “Sanki for the People—Accelerating Growth toward the Realization of Vision 2030” announced on July 15, 2025, we set forth “a company that produces (creates) infrastructure for safe and comfortable spaces using technology, data, and IT” as our vision for 2030, and positioned the three years starting from the fiscal year ended May 2026 as a period of accelerated growth. Looking toward 2030, we continue to actively invest in human capital, striving to both maximize human resource value and expand our business.

Under these circumstances, our Group has focused on expanding businesses such as total maintenance services, where we provide comprehensive services for the repair and maintenance of building equipment owned by our customers across a wide area, as well as preventive maintenance backed by data analysis and energy-saving equipment upgrades, all centered on the technical capabilities, know-how, and organizational strength of our service engineers cultivated over many years. In addition, at our company-owned training center, we are working to develop multi-skilled maintenance engineers who can provide end-to-end services including equipment design and maintenance, and to accelerate the development of new employees through training and guidance using real-life repair situations and equipment that is actually installed.

As a result, in the maintenance business, orders increased mainly from existing customers for total maintenance services, which are provided mainly to multi-store operators, and net sales increased in maintenance services due to large-scale equipment renewal projects. In addition, the construction-related products and services business also performed steadily, supported by orders for specific projects.

As a result, net sales were 24,253,454 thousand yen (up 17.5% year-on-year), and gross profit was 5,066,927 thousand yen (up 7.9% year-on-year). In addition, selling, general and administrative expenses were 3,896,784 thousand yen (up 6.1% year-on-year). As a result, operating profit was 1,170,142 thousand yen (up 14.6% year-on-year), ordinary profit was 1,174,412 thousand yen (up 15.0% year-on-year), and profit attributable to owners of parent was 853,361 thousand yen (up 23.8% year-on-year).

The performance of each segment is as follows.

In the maintenance business, we primarily perform maintenance on all types of equipment, including air conditioning equipment, kitchen equipment, electrical equipment, and plumbing and sanitary equipment. In the construction-related products and services business, we primarily manufacture, sell, and install metal doors, shutters, and sashes for various buildings.

	Maintenance business	Construction-related products and services business	Adjustment (Note)
Net sales (Year-on-year)	21,696,770 thousand yen (16.8% increase)	2,591,654 thousand yen (25.0% increase)	(34,970) thousand yen

Segment profit (Year-on-year)	1,070,004 thousand yen (17.7% increase)	103,365 thousand yen (7.2% decrease)	(3,227) thousand yen

(Note)	The adjustment for net sales is inter-segment internal sales or transfers. In addition, the adjustment for segment profit is due to inter-segment transactions.

2. Status of capital investment

The total amount of capital investment during the current fiscal year is 150,730 thousand yen. The main details are as follows.

Purchase of machinery and tools	59,807 Thousands of yen

Acquisition of facilities, etc. due to the opening and renovation of offices, etc.	35,560 Thousands of yen

3. Status of financing

There are no applicable matters.

4. Status of business transfers, absorption-type company splits, or incorporation-type company splits

There are no applicable matters.

5. Status of acquisition of business from other companies

There are no applicable matters.

6. Status of succession of rights and obligations related to the business of other corporations, etc. through absorption-type merger or absorption-type company split

There are no applicable matters.

7. Status of acquisition or disposal of shares or other equity interests or share acquisition rights, etc. of other companies

There are no applicable matters.

(2)	Status of property and profit or loss

1. Status of property and profit or loss of the corporate group

Classification		46th Term (Fiscal year ended May 2023)	47th Term (Fiscal year ended May 2024)	48th Term (Fiscal year ended May 2025)	49th Term (Fiscal year under review) (Fiscal year ended May 2026)
Net sales	((Thousands of yen)	14,733,528	19,430,983	20,636,072	24,253,454
Ordinary profit	((Thousands of yen)	579,289	758,787	1,021,045	1,174,412
Profit attributable to owners of parent	((Thousands of yen)	452,926	467,894	689,068	853,361
Basic earnings per share	(Yen)	73.25	72.77	106.98	132.30
Total assets	((Thousands of yen)	8,353,011	8,612,585	9,948,182	10,151,666
Net assets	((Thousands of yen)	3,833,596	4,214,183	4,812,812	5,629,711
Net assets per share	(Yen)	596.79	655.09	746.67	872.46

(Note) 1.	Basic earnings per share is calculated based on the average number of issued shares during the period, excluding treasury shares.

2.	Net assets per share is calculated based on the total number of issued shares at the end of the period, excluding treasury shares.

3.	The main reasons for the increase or decrease in net assets for each period due to capital increases, etc., are as follows.

46th Term	October 2022	Issuance of restricted stock	8,977 thousand yen

	December 2022	Issuance of new shares through share exchange	576,000 thousand yen

47th Term	October 2023	Issuance of restricted stock	10,554 thousand yen

48th Term	October 2024	Issuance of restricted stock	12,280 thousand yen

49th Term	October 2025	Issuance of restricted stock	13,020 thousand yen

4.	The status of the 49th Term is as described in “(1) 1. Business Progress and Results” above.

2. Status of property and profit or loss of the Company

Classification		46th Term (Fiscal year ended May 2023)	47th Term (Fiscal year ended May 2024)	48th Term (Fiscal year ended May 2025)	49th Term (Current Fiscal Year) (Fiscal year ended May 2026)
Net sales	((Thousands of yen)	14,054,650	16,739,766	17,476,808	20,525,778
Ordinary profit	((Thousands of yen)	640,311	742,485	906,697	1,026,724
Profit for the period	((Thousands of yen)	435,002	452,012	613,128	757,457
Basic earnings per share	(Yen)	69.90	70.19	95.19	117.43
Total assets	((Thousands of yen)	7,310,097	7,209,940	8,620,589	8,742,029
Net assets	((Thousands of yen)	3,867,474	4,119,485	4,629,666	5,285,534
Net assets per share	(Yen)	595.12	640.37	718.26	819.12

(Note) 1.	Basic earnings per share is calculated based on the average number of issued shares during the period, excluding treasury shares.

2.	Net assets per share is calculated based on the total number of issued shares at the end of the period, excluding treasury shares.

(3)	Status of significant parent companies and subsidiaries

1. Status of parent company

There are no applicable matters.

2. Status of significant subsidiaries

Company name	Location	Share capital	Ownership percentage	Principal business activities

Shanghai Sanki Building Facility Service Co., Ltd. (Note)	Pudong New Area, Shanghai, China	818 thousand US dollars	100.0%	Maintenance business

Hyogo Kiko Co., Ltd.	Himeji City, Hyogo Prefecture	35,000 thousand yen	100.0%	Construction-related products and services business

Naganuma Reidanbo Co., Ltd.	Nishikan-ku, Niigata City, Niigata Prefecture	20,000 thousand yen	100.0%	Maintenance business

Sanki Next Repair Inc.	Koto-ku, Tokyo	25,000 thousand yen	100.0%	Maintenance business

(Note)	Mr. Tatsuo Kitakoshi, Representative Director and President of the Company, also serves as Chairman (Representative Director).

(4)	Issues to be addressed

Since its establishment, the Group has provided air-conditioning maintenance services as a manufacturer-designated service provider. Building on the technical capabilities developed through these services, the Group also provides total maintenance services, under which it develops its own customer base, undertakes comprehensive maintenance of ancillary building systems and equipment, including air-conditioning equipment, and provides facility management services to enhance the asset value of facilities. The Group also provides energy-saving services that contribute to environmental improvement through measures such as the introduction of inverter technology. To achieve further growth for our Group in the future, it is necessary to expand our business by leveraging the technical capabilities and maintenance know-how accumulated in our call centers that operate 24 hours a day, 365 days a year, as well as to improve operational efficiency and increase profit margins through the improvement of business processes using our core systems. Therefore, we recognize the following items as issues to be addressed by the Company.

1. Improvement of total maintenance service quality

To achieve growth in the total maintenance service business, the efficiency and quality improvement of our call centers and business departments are essential. To this end, we will continuously conduct thorough education and guidance to improve the knowledge and responsiveness of our call center operators. In addition, we are standardizing administrative tasks and other operations to provide a diverse range of maintenance services promptly. Furthermore, while we provide services through collaboration with partners nationwide, we recognize that the development of new partners and the maintenance and improvement of service levels are critical management issues for enhancing service quality and customer satisfaction. We will continue to strive to improve service levels by consistently verifying the technical capabilities and service quality of our partners and providing them with training, centered on a dedicated department for developing new partners.

2. Creation of new environmental businesses

Our Group possesses specialized know-how regarding energy conservation for air conditioning, and we recognize that expanding the scope of energy-saving products and growing our environmental and energy-saving business is a challenge. To this end, we intend to expand our environmental and energy-saving business into areas related to energy conservation for entire facilities, derived from maintenance and equipment other than air conditioning, through alliances with other companies, and make it a new growth driver for our Group.

3. Strengthening of in-house service capabilities

Our Group needs to improve its maintenance know-how regarding a wide variety of equipment to increase profit margins and expand our business. At our training center, we have installed actual equipment for conducting technical training on maintenance and provide training and guidance tailored to the skill levels of our in-house maintenance engineers. In addition, through this training and guidance, we will promote the development of multi-skilled maintenance engineers who can handle services ranging from equipment design to construction, installation, and maintenance, thereby aiming for further business expansion.

4. Strengthening of the sales structure

Our Group’s customers are diverse, ranging from retail, food service, event facilities, and medical, nursing, and welfare facilities that operate multiple stores and buildings, and we require a highly specialized sales force capable of accurately grasping the needs of each customer. To that end, we have consolidated our sales organizations, which were previously divided by department, and have strengthened our sales structure capable of proposing multiple services, such as air conditioning maintenance services, total maintenance services, and energy-saving businesses. In addition, the sales department will continue to analyze the industry structure and issues of prospective clients and clarify targets, thereby accurately grasping customer needs and issues, promoting solution activities, and improving customer satisfaction.

5. Strengthening the competitiveness of IT systems

Our Group recognizes that it is an important issue to centrally manage information on total maintenance services, where issues differ depending on store structure and business type, through systems, improve the quality of maintenance services, strengthen energy-saving proposals, and streamline management operations. We will continue to make necessary IT investments to differentiate ourselves from competitors.

6. Strengthening overseas business profitability

We believe it is necessary to expand our share in new markets by deploying the maintenance know-how and energy-saving proposals accumulated in Japan to overseas markets. To that end, we will proceed with the optimization of management resource allocation within the Group, and provide business support such as cultivating customer bases and developing new products through alliances.

7. Strengthening sustainability management

We believe that we must work on expanding human capital, responding to climate change risks, and strengthening governance to enhance corporate value. Our company is a labor-intensive business centered on maintenance engineers, and we position initiatives related to human capital as an important management strategy. We will promote a fair and more strategic personnel system to secure many excellent engineers and others who can embody our corporate philosophy and provide high-value-added services. Furthermore, we will continue to further strengthen our efforts regarding themes such as climate change risks and governance.

(5)	Main business activities (as of May 31, 2026)

Business Segment	Main Activities
Maintenance business	Maintenance of various equipment

Construction-related products and services business	Business providing products and services for the construction and renovation of buildings and facilities

(6)	Main business locations (as of May 31, 2026)

Name	Location
Head Office	Himeji City, Hyogo Prefecture

Tokyo Center	Koto-ku, Tokyo

Yokohama Center	Tama-ku, Kawasaki City, Kanagawa Prefecture

Shizuoka Center	Suruga-ku, Shizuoka City, Shizuoka Prefecture

Hamamatsu Center	Chuo-ku, Hamamatsu City, Shizuoka Prefecture

Tokai Center	Nakagawa-ku, Nagoya City, Aichi Prefecture

Osaka Center	Suita City, Osaka Prefecture

Kobe Center	Nagata-ku, Kobe City, Hyogo Prefecture

Himeji Center	Himeji City, Hyogo Prefecture

Sapporo Center	Higashi-ku, Sapporo City, Hokkaido

Fukuoka Sales Office	Hakata-ku, Fukuoka City, Fukuoka Prefecture

Esaka Sales Office	Suita City, Osaka Prefecture

Wakayama Sales Office	Wakayama City, Wakayama Prefecture

Niigata Sales Office	Chuo-ku, Niigata City, Niigata Prefecture

Sendai Sales Office	Wakabayashi-ku, Sendai City, Miyagi Prefecture

Kyoto Sales Office	Minami-ku, Kyoto City, Kyoto Prefecture

Kagoshima Administration Center	Kagoshima City, Kagoshima Prefecture

Subsidiary

Shanghai Sanki Building Facility Service Co., Ltd.	Shanghai, China

Subsidiary

Hyogo Kiko Co., Ltd.	Himeji City, Hyogo Prefecture; Kobe City, Hyogo Prefecture

Subsidiary

Naganuma Reidanbo Co., Ltd.	Nishikan-ku, Niigata City, Niigata Prefecture

Subsidiary

Sanki Next Repair Inc.	Koto-ku, Tokyo

(Note) “Center” as used by the Company refers to sales bases in each region.

(7)	Status of employees (as of May 31, 2026)

1. Status of employees of the corporate group	631 (69) employees	(Increase of 32 from the previous period (Decrease of 6))

(Note) The number of employees is the number of working personnel, and the annual average number of part-time employees is indicated in parentheses as an extra number.

2. Status of the Company’s employees

Number of employees	Increase/decrease from the end of the previous fiscal year	Average age	Average years of service
560 (69) employees	Increase of 28 (Decrease of 6)	39.5 years old	7.2 years

(Note)

The number of employees is the number of working personnel (excluding those seconded from the Company to outside the Company, and including those seconded from outside the Company to the Company), and the annual average number of part-time employees is indicated in parentheses as an extra number.

(8)	Status of major lenders (as of May 31, 2026)

Lender	Loan balance
MUFG Bank, Ltd.	80,000	Thousands of yen
Sumitomo Mitsui Banking Corporation	76,679	Thousands of yen
The Hyakujushi Bank, Ltd.	50,000	Thousands of yen

(9)	Other important matters concerning the current status of the corporate group

There are no applicable matters.

2. Current status of the Company

(1)	Status of shares (as of May 31, 2026)

1. Total number of authorized shares	15,000,000 shares

2. Total number of issued shares	6,583,485 shares

3. Number of shareholders	5,914 persons

4. Major shareholders (top 10)

Shareholder name	Number of shares held	Shareholding ratio
Nakajima Sangyo Co., Ltd.	975,000 shares	15.1%
Shin Maint Holdings Co., Ltd.	630,000 shares	9.8%
UH Partners 2 Investment Limited Partnership	445,300 shares	6.9%
Yoshikane Nakashima	425,006 shares	6.6%
Hikari Tsushin KK Investment Limited Partnership	379,000 shares	5.9%
Ryoko Nakashima	344,500 shares	5.3%
UH Partners 3 Investment Limited Partnership	255,800 shares	4.0%
Yuki Nakashima	233,344 shares	3.6%
Sanki Service Employee Shareholding Association	227,163 shares	3.5%
Keiko Nakashima	225,000 shares	3.5%

(Note) The shareholding ratio is calculated after deducting treasury shares (130,791 shares).

5. Status of shares granted to company officers as consideration for the execution of duties during the fiscal year under review

The details of share-based compensation granted during the fiscal year under review are as follows.

Classification	Number of shares	Number of recipients
Directors (excluding outside directors)	7,000 shares	4 persons

(2)	Status of share acquisition rights, etc.

There are no applicable matters.

(3)	Status of company officers

1. Status of directors and Audit & Supervisory Board members (as of May 31, 2026)

Position	Name	Status of responsibilities and important concurrent positions
Chairman and Representative Director	Yoshikane Nakashima

President and Representative Director	Tatsuo Kitakoshi	Chairman of the Board of Shanghai Sanki Building Facility Service Co., Ltd. Director of Hyogo Kiko Co., Ltd.

Executive Vice President and Director	Reona Ochi	General Manager of Business Division Director of Shanghai Sanki Building Facility Service Co., Ltd.

Senior Managing Director	Tadashi Kawasaki

General Manager of Management Administration Division, General Manager of Human Resources Strategy Department, and General Manager of Legal Department

Corporate Auditor of Shanghai Sanki Building Facility Service Co., Ltd.

Director	Noriaki Masaki

Director	Hiromi Fujita	Representative Director of J-sol Inc.

Full-time Corporate Auditor	Makoto Kaiba	Director, Momoyama Gakuin

Audit & Supervisory Board Member	Akira Kitaoka	Head of Kitaoka Tax Accountant Office

Audit & Supervisory Board Member	Masakazu Ogino	Head of Tatsuno Law Office Director (Audit & Supervisory Committee Member), Kawase Computer Supplies Co., Ltd.

(Note) 1.	Director Noriaki Masaki and Director Hiromi Fujita are outside directors.

2.	Audit & Supervisory Board Member Akira Kitaoka and Audit & Supervisory Board Member Masakazu Ogino are outside Audit & Supervisory Board members.

3.	Audit & Supervisory Board Member Akira Kitaoka is a qualified tax accountant and possesses a considerable degree of knowledge regarding finance and accounting.

4.

The Company has designated Director Noriaki Masaki, Director Hiromi Fujita, Audit & Supervisory Board Member Akira Kitaoka, and Audit & Supervisory Board Member Masakazu Ogino as independent directors/auditors in accordance with the regulations of the Tokyo Stock Exchange and has notified the exchange accordingly.

2. Overview of the content of the limited liability agreement

The Company has entered into an agreement with each outside director and each outside Audit & Supervisory Board member to limit their liability for damages as stipulated in Article 423, paragraph (1) of the Companies Act, pursuant to the provisions of Article 427, paragraph (1) of the same Act. The limit of liability for damages under the agreement is the minimum liability amount prescribed by laws and regulations.

3. Overview of the content of the directors and officers liability insurance contract, etc.

The Company has entered into a directors and officers liability insurance contract as stipulated in Article 430-3, paragraph (1) of the Companies Act, and this insurance covers legal damages and litigation expenses in the event that a claim for damages is made against an insured person during the insurance period due to acts performed by the insured person based on their position.

However, claims for damages resulting from the insured person illegally obtaining personal benefits or favors, or resulting from criminal acts by the insured person, are not covered by the aforementioned insurance contract.

The insured persons under said directors and officers liability insurance contract are all directors, Audit & Supervisory Board members, and managerial employees (including executive officers) of the Company and its subsidiaries, and the Company bears the full amount of the insurance premiums for all insured persons.

4. Compensation, etc., for directors and Audit & Supervisory Board members

(i) Policy regarding the determination of the content of executive compensation, etc.

The Company resolved the policy for determining the content of individual compensation, etc., for directors at the Board of Directors meeting held on March 11, 2021.

Furthermore, the Board of Directors has confirmed that the method of determining the content of individual compensation, etc., for directors for the current fiscal year and the content of the determined compensation, etc., are consistent with the determination policy, and has judged that they are in accordance with the determination policy.

The content of the policy regarding the determination of the content of individual compensation, etc., for directors is as follows.

a.	Policy regarding basic compensation (including policies regarding the determination of the timing or conditions for granting compensation, etc.)

Basic compensation for the Company’s directors shall be a fixed monthly compensation, determined by comprehensively considering the level of other companies, the Company’s performance, and the level of employee salaries, in accordance with their position, responsibilities, and years of service.

b.	Policy regarding performance-linked compensation, etc. (including policies regarding the determination of the timing or conditions for granting compensation, etc.)

Performance-linked compensation, etc., shall be cash compensation reflecting performance indicators (KPIs) to increase awareness of performance improvement for each fiscal year, and the amount calculated based on the degree of achievement against the target value of consolidated profit for each fiscal year and the achievement rate against the target employee bonus payment expressed in months of salary shall be paid as a bonus in July of each year. The payment amount for performance-linked compensation, etc., shall be determined within a range of 0% to 20% of basic compensation. The target performance indicators and their values shall be set at the time of plan formulation and reviewed as appropriate in response to changes in the environment.

c.	Policy regarding non-monetary compensation, etc. (including policies regarding the determination of the timing or conditions for granting compensation, etc.)

Non-monetary compensation, etc., shall consist of restricted stock, with the objective of providing incentives for the sustainable improvement of corporate value and sharing the benefits and risks of stock price fluctuations with shareholders. The timing of payment and the number of shares to be granted for stock-based compensation are stipulated in the Restricted Stock Compensation Regulations, and the final specific timing of payment and allocation to each eligible director are determined by the Board of Directors. The total number of common shares that can be issued is limited to 30,000 shares per year.

d.	Policy regarding the ratio of compensation, etc.

Regarding the policy for determining the ratio of performance-linked compensation, etc., and compensation other than performance-linked compensation, etc., by director type, the Company’s policy is to ensure the most appropriate payment ratio in order to align the interests of shareholders and management and contribute to the sustainable improvement of corporate value.

As a general guideline, when performance-linked compensation, etc. is set at 20% of basic compensation, the ratio of basic compensation, performance-linked compensation, etc., and non-monetary compensation, etc. is 8:1.5:0.5.

(Note) Performance-linked compensation, etc., refers to executive bonuses, and non-monetary compensation, etc., refers to restricted stock.

e.	Matters concerning the delegation of the determination of compensation, etc.

Regarding the amount of individual compensation, the Representative Director and President shall be delegated the authority to determine the specific details based on a resolution of the Board of Directors, within the scope of the compensation limit approved by the General Meeting of Shareholders; the content of this authority shall be the amount of basic compensation for each director, which shall be determined within the range of the upper and lower limits decided by the Board of Directors according to their position. The reason for delegating this authority is that the Representative Director is the most suitable person to evaluate the businesses each director is in charge of while taking an overview of the Company’s overall performance.

Note that stock compensation is calculated according to the method stipulated in the Restricted Stock Compensation Regulations, but the Board of Directors ultimately resolves the number of shares to be allotted to each individual director.

(ii) Total amount of compensation, etc. for the fiscal year under review

Classification	Total amount of compensation, etc. (Thousands of yen)	Total amount by type of compensation, etc. (Thousands of yen)			Number of eligible directors/officers (persons)
		Basic compensation	Performance- linked compensation, etc.	Non-monetary compensation, etc.
Director (of which outside directors)	177,080 (10,800)	138,949 (10,800)	25,296 (—)	12,835 (—)	6 (2)
Audit & Supervisory Board member (of which outside Audit & Supervisory Board members)	15,525 (6,000)	15,525 (6,000)	—	— (—)	3 (2)
Total (of which outside board members)	192,605 (16,800)	154,474 (16,800)	25,296 (—)	12,835 (—)	9 (4)

(Note) 1.

The content of non-monetary compensation, etc. is the Company’s shares, and the conditions, etc. at the time of allotment are as described in “(i) Policy regarding the determination of the content of executive compensation, etc.” In addition, during the fiscal year under review, 7,000 restricted shares were granted to 4 directors as consideration for the execution of their duties.

2.

The compensation limit for directors was resolved at the 46th Ordinary General Meeting of Shareholders held on August 25, 2023, to be within 300,000 thousand yen per year (excluding employee salaries). The number of directors at the conclusion of the General Meeting of Shareholders was 6 (of which 2 were outside directors).

In addition, separate from monetary compensation, it was resolved at the 41st Ordinary General Meeting of Shareholders held on August 28, 2018, that the amount of stock compensation shall be within 50,000 thousand yen per year, and the upper limit of the number of shares shall be within 30,000 shares per year (excluding outside directors). The number of directors (excluding outside directors) at the conclusion of the General Meeting of Shareholders was 4.

3.

The compensation limit for Audit & Supervisory Board members was resolved at the 46th Ordinary General Meeting of Shareholders held on August 25, 2023, to be within 40,000 thousand yen per year. The number of Audit & Supervisory Board members at the conclusion of the General Meeting of Shareholders was 3 (of which 2 were outside members).

4.

The Board of Directors has delegated to Representative Director and President Tatsuo Kitakoshi the authority to determine the amount of basic compensation for each director and the evaluation and allocation of bonuses based on the performance of the departments each director is in charge of, excluding outside directors. The reason for this delegation is that it was determined that the Representative Director is best suited to evaluate the departments each director is in charge of while taking into account the overall performance of the Company.

5.

Bonuses are paid to directors as performance-linked compensation, etc. The content of the performance indicators selected as the basis for calculating the amount (or number) of performance-linked compensation, etc., is the degree of achievement against the target value of consolidated profit for each fiscal year and the degree of achievement of the target number of months for employee bonus payments. The reason for selecting these performance indicators is that consolidated profit is the final periodic profit or loss obtained through the activities of the fiscal year, and it was determined to be appropriate as an indicator for determining director compensation. The calculation method for the amount of performance-linked compensation, etc., is determined based on the achievement status of performance indicators, etc. The trends in profit attributable to owners of parent, including for the fiscal year under review, are as described in 1. (2) Status of property and profit or loss.

5. Matters concerning outside officers

(i) Status of significant concurrent positions at other corporations, etc., and the relationship between the Company and such other corporations, etc.

Classification	Name	Name of major companies where concurrent positions are held	Details of concurrent positions

Director	Noriaki Masaki

Director	Hiromi Fujita	J-sol Inc.	Representative Director

Audit & Supervisory Board Member	Akira Kitaoka	Kitaoka Tax Accountant Office	Head of Office

Audit & Supervisory Board Member	Masakazu Ogino	Tatsuno Law Office Kawase Computer Supplies Co., Ltd.	Head of Office Director (Audit and Supervisory Committee Member)

(Note)	There are no special relationships between the Company and the entities where the outside directors and outside Audit & Supervisory Board members hold concurrent positions.

(ii) Main activities during the fiscal year under review

Attendance status, status of remarks, and summary of duties performed regarding the roles expected of outside directors

Classification	Name	Main activities

Director	Noriaki Masaki	He attended all 14 meetings of the Board of Directors held during the fiscal year under review (12 regular meetings and 2 extraordinary meetings). Utilizing the high level of insight and extensive knowledge cultivated through experience related to architecture and design, he provided necessary comments on management activities and comments to ensure the validity and appropriateness of the Board of Directors’ decision-making.

Director	Hiromi Fujita	She attended all 14 meetings of the Board of Directors held during the fiscal year under review (12 regular meetings and 2 extraordinary meetings). Utilizing the high level of insight and extensive knowledge cultivated through managing companies in various fields, she provided necessary comments on management activities and comments to ensure the validity and appropriateness of the Board of Directors’ decision-making.

Audit & Supervisory Board Member	Akira Kitaoka	He attended all 14 meetings of the Board of Directors held during the fiscal year under review (12 regular meetings and 2 extraordinary meetings). As a certified public tax accountant well-versed in tax, finance, and accounting, he asked questions as appropriate from a professional perspective, and provided comments to ensure the validity and appropriateness of the Board of Directors’ decision-making.

Classification	Name	Main activities
In addition, he attended all 19 meetings of the Audit & Supervisory Board held during the fiscal year under review, where he exchanged opinions on audit results and discussed important matters related to audits.

Audit & Supervisory Board Member	Masakazu Ogino

He attended all 14 meetings of the Board of Directors held during the fiscal year under review (12 regular meetings and 2 extraordinary meetings). As a lawyer, he used his specialized knowledge and experience regarding law to provide comments at the Board of Directors meetings to ensure the validity and appropriateness of the Board of Directors’ decision-making.

In addition, he attended all 19 meetings of the Audit & Supervisory Board held during the fiscal year under review, where he exchanged opinions on audit results and discussed important matters related to audits.

(4)	Status of Accounting Auditor

1. Name: RSM Seiwa

2. Amount of compensation, etc.

RSM Seiwa
Amount of compensation, etc., for the Accounting Auditor for the fiscal year under review	32,000 Thousands of yen
Total amount of money and other financial benefits to be paid by the Company and its subsidiaries to the Accounting Auditor	32,000 Thousands of yen

(Note) 1.

Based on the “Practical Guidelines for Cooperation with Accounting Auditors” published by the Japan Audit & Supervisory Board Members Association, our Audit & Supervisory Board has confirmed and examined the content of the Accounting Auditor’s audit plan, the status of its performance of duties in the previous fiscal year, and the basis for calculating its compensation estimates. As a result, the Audit & Supervisory Board has given its consent regarding the compensation, etc., of the Accounting Auditor pursuant to Article 399, paragraph (1) of the Companies Act.

2.

In the audit agreement between the Company and the Accounting Auditor, the amounts of audit compensation, etc., for audits based on the Companies Act and audits based on the Financial Instruments and Exchange Act are not clearly distinguished, and they cannot be substantially distinguished. Therefore, the amount of compensation, etc., stated for the Accounting Auditor for the fiscal year under review indicates the sum of these amounts.

3. Content of non-audit services

There are no applicable matters.

4. Policy regarding decisions on dismissal or non-reappointment of the Accounting Auditor

The Audit & Supervisory Board will determine the content of the proposal regarding the dismissal or non-reappointment of the Accounting Auditor to be submitted to the General Meeting of Shareholders if it determines that such action is necessary, such as when there is an impediment to the Accounting Auditor’s performance of duties.

The Audit & Supervisory Board will dismiss the Accounting Auditor with the consent of all Audit & Supervisory Board members if it is recognized that the Accounting Auditor falls under any of the items stipulated in Article 340, paragraph (1) of the Companies Act. In that case, an Audit & Supervisory Board member selected by the Audit & Supervisory Board will report the fact that the Accounting Auditor has been dismissed and the reasons for the dismissal at the first General Meeting of Shareholders convened after the dismissal.

(5) System to ensure the appropriateness of business operations and the operational status of such system

1. System to ensure the appropriateness of business operations

We consider the establishment and operation of an internal control system (a system to ensure the appropriateness of business operations) to be an important management issue, and we have determined the following basic policy and established a system to ensure the appropriateness, effectiveness, and efficiency of our business operations.

(i)	A system to ensure that the performance of duties by directors and employees of the Company and its subsidiaries complies with laws, regulations, and the Articles of Incorporation.

•

We engage in business by sharing the values of the Mission, Vision, and Values defined in our corporate philosophy. Under this philosophy, we conduct business activities with a sense of social ethics as a corporate organization, and aim to improve corporate value and achieve sustainable growth by enhancing the soundness, transparency, and efficiency of management.

•	Mission

To create spatial infrastructure that provides more comfort and lasting peace of mind

•	Vision

A company that produces safe and comfortable spatial infrastructure in Japan and Southeast Asia using technology, data, and IT

•	Values

Each employee faces their work with ownership and dedication, holding courage, a spirit of challenge, and respect for others in their hearts, and contributes to the happiness of our stakeholders.

•	We have established compliance regulations and strive to thoroughly raise awareness through training and other means.

•	We have established internal reporting regulations and strive for the early detection and correction of violations of the Code of Corporate Conduct, compliance regulations, etc.

•	We have established guidelines for dealing with antisocial forces and are striving to eliminate them.

•	To ensure the reliability and appropriateness of financial reporting, we have decided to establish, operate, evaluate, and continuously review internal controls related to financial reporting.

(ii)	System concerning the storage and management of information related to the execution of duties by directors

Information regarding the execution of duties by directors is appropriately stored and managed in accordance with document management regulations.

(iii)	System concerning reports to the Company regarding matters related to the execution of duties by directors, etc., of subsidiaries

Matters concerning the execution of duties by directors, etc., of subsidiaries are reported regularly at the Board of Directors meetings held every month.

(iv)	Regulations and other systems concerning the management of risk of loss for the Company and its subsidiaries

The Company holds an Internal Control Committee meeting every year to analyze and examine the risk of loss and implement countermeasures. In addition, we have established risk management regulations that summarize the content and methods of their implementation. Regarding subsidiaries, we have established subsidiary management regulations and conduct monitoring through the subsidiary management department. Furthermore, the subsidiary management department and each subsidiary collaborate to quantify identified risks and implement company-wide responses. In addition, we are advancing the management of our system, such as by creating crisis management manuals, to ensure a prompt and accurate response in the event of disasters, accidents, or similar occurrences.

(v)	System to ensure that the execution of duties by directors of the Company and its subsidiaries is performed efficiently

We formulate medium-term management plans and annual business plans and review actual performance against these plans each month. Furthermore, by establishing organizational regulations and standards for decision-making authority, we have built a system that enables prompt and appropriate decision-making.

(vi)	System to ensure the appropriateness of operations in the corporate group consisting of the Company and its subsidiaries

We have established various regulations concerning subsidiary management so that not only the Company but also its subsidiaries can ensure legal compliance and the efficient execution of duties. In addition, our Internal Audit Office conducts internal audits including those of subsidiaries, gives instructions for improvement regarding any issues identified, and ensures that such improvements are completed.

(vii)	Matters concerning employees whom Audit & Supervisory Board members request to assist in their duties

Full-time Audit & Supervisory Board members may issue orders to employees of the Internal Audit Office regarding matters necessary for audit operations. Furthermore, if a request is made to assign such employees, directors consult with Audit & Supervisory Board members and make the assignments.

(viii)	Matters concerning the independence of employees from directors in the preceding item

The appointment, evaluation, transfer, and disciplinary action of employees who should assist in the duties of Audit & Supervisory Board members are decided after seeking the opinion of the Audit & Supervisory Board and respecting such opinion.

(ix)	Matters concerning ensuring the effectiveness of instructions to employees assisting Audit & Supervisory Board members

The Audit & Supervisory Board member audit standards stipulate the authority to give directions and orders to assisting employees, the consent rights of Audit & Supervisory Board members regarding personnel transfers of assisting employees, and the securing of a system for assisting employees to engage in duties to assist Audit & Supervisory Board members.

(x)	Systems for directors and employees to report to Audit & Supervisory Board members and other systems for reporting to Audit & Supervisory Board members

In addition to matters stipulated by laws and regulations, we share information through the attendance of Audit & Supervisory Board members at important meetings and coordination with the Internal Audit Office, and we provide appropriate reports when requested by Audit & Supervisory Board members.

(xi)

Systems for directors, Audit & Supervisory Board members, and employees of subsidiaries, or persons who have received reports from such persons, to report to the Company’s Audit & Supervisory Board members

We have established that when officers or employees of subsidiaries discover facts that may cause damage to the Company or its subsidiaries, such as violations of laws and regulations or fraudulent acts, they shall immediately report them to the Company’s Audit & Supervisory Board members or the Audit & Supervisory Board. We prohibit disadvantageous treatment of whistleblowers who have reported to Audit & Supervisory Board members or the Audit & Supervisory Board on the grounds of having made such reports, and we ensure that this is thoroughly enforced.

(xii)	Systems to ensure that persons who have made reports under (x) and (xi) above do not receive disadvantageous treatment for having made such reports

The Audit & Supervisory Board member audit standards stipulate that it must be confirmed whether important information is also provided to Audit & Supervisory Board members and whether it is ensured that persons who have made the reports in the preceding item do not receive disadvantageous treatment for that reason.

(xiii)

Matters concerning policies for the handling of expenses or liabilities arising from the execution of duties by Audit & Supervisory Board members, such as procedures for advance payment or reimbursement of such expenses

When an Audit & Supervisory Board member requests advance payment or similar for expenses arising from the execution of their duties, we promptly process such expenses or obligations.

(xiv)	Other systems to ensure that audits by Audit & Supervisory Board members are conducted effectively

We have established Audit & Supervisory Board member audit standards to ensure that audits can be conducted effectively, including provisions for the authority of Audit & Supervisory Board members, attendance at important meetings, and reporting of improvement instructions to directors. In addition, we have established a system where full-time Audit & Supervisory Board members share information they have obtained at Audit & Supervisory Board meetings to enable more effective audits, and we provide opportunities for Audit & Supervisory Board members to exchange information regularly with directors, the Accounting Auditor, and the internal audit department.

(xv)	Basic approach toward the exclusion of antisocial forces and the status of development

i.	Basic approach toward the exclusion of antisocial forces

In our guidelines for responding to antisocial forces, we stipulate that we will sever all relationships with antisocial forces and respond with a resolute stance.

ii.	Status of development for the exclusion of antisocial forces

(a)

We have established guidelines for responding to antisocial forces and other regulations, and by setting forth a code of conduct aimed at eliminating antisocial forces, we strive to ensure their thorough implementation. Specifically, we have established the following system.

•

As for our response to antisocial forces, we conduct investigations based on corporate information at the time of initiating new transactions. In addition, we also conduct regular annual investigations for continuous business partners.

•

In order to eliminate transactions with companies that have relationships with antisocial forces, we clarify the criteria for antisocial forces to our business partners and conclude contracts or memoranda.

(b)	We are a supporting member of the Hyogo Prefectural Center for the Elimination of Boryokudan and are registered as an establishment cooperating in the elimination of violence.

2. Overview of the operational status of the system to ensure the appropriateness of business operations

While we have established the aforementioned system to ensure the appropriateness of business operations, an overview of its operational status during the fiscal year under review (from June 1, 2025, to May 31, 2026) is as follows.

(i)	A system to ensure that the performance of duties by directors and employees of the Company and its subsidiaries complies with laws, regulations, and the Articles of Incorporation.

•

We engage in business by sharing the values of the Mission, Vision, and Values defined in our corporate philosophy. Under this philosophy, we conduct business activities with a sense of social ethics as a corporate organization, and aim to improve corporate value and achieve sustainable growth by enhancing the soundness, transparency, and efficiency of management. In addition, we post video messages that allow employees to reflect on our corporate philosophy on the internal network to promote the establishment of the corporate philosophy.

•

Regarding the compliance system, we have established a Corporate Ethics Code and are working to raise awareness by clarifying the ethical standards for directors and employees. In addition, we promote compliance through regular, company-wide education and training and awareness-raising activities conducted by a dedicated department (Compliance Office).

•

Regarding the operation of the internal reporting system, we have established internal reporting regulations and strive for the early detection and correction of violations of the Code of Corporate Conduct, compliance regulations, etc.

•

We have established guidelines for responding to antisocial forces, include anti-organized crime clauses in contracts or memoranda, and strive to eliminate antisocial forces with the understanding of our business partners.

•

The evaluation of the effectiveness of financial reporting and the status of operational controls in each department are verified through operational control audits systematically conducted by the Internal Audit Office. Furthermore, the status of legal compliance is verified through internal audit activities conducted systematically or on a surprise basis by full-time Audit & Supervisory Board members in coordination with the Internal Audit Office, and the results of each verification are reported to the Board of Directors as internal audit reports.

(ii)	System concerning the storage and management of information related to the execution of duties by directors

We have established and implemented regulations governing the retention and management of important documents, including the Document Management Regulations.

(iii)	System concerning reports to the Company regarding matters related to the execution of duties by directors, etc., of subsidiaries

Matters concerning the execution of duties by directors, etc., of subsidiaries are reported regularly at the Board of Directors meetings held every month.

(iv)	Regulations and other systems concerning the management of risk of loss for the Company and its subsidiaries

The Company holds an Internal Control Committee meeting every year to analyze and examine the risk of loss and implement countermeasures. In addition, we have established risk management regulations that summarize the content and methods of their implementation. Regarding subsidiaries, we have established subsidiary management regulations and conduct monitoring through the subsidiary management department. Furthermore, the subsidiary management department and each subsidiary collaborate to quantify identified risks and implement company-wide responses. In addition, we are advancing the management of our system, such as by creating crisis management manuals, to ensure a prompt and accurate response in the event of disasters, accidents, or similar occurrences.

(v)	System to ensure that the execution of duties by directors of the Company and its subsidiaries is performed efficiently

The Board of Directors makes important management decisions in accordance with the Articles of Incorporation, laws and regulations, and internal company rules. In addition, the Board of Directors regularly receives reports on the status of business execution from the executive directors.

(vi)	System to ensure the appropriateness of operations in the corporate group consisting of the Company and its subsidiaries

We have established various regulations concerning subsidiary management so that not only the Company but also its subsidiaries can ensure legal compliance and the efficient execution of duties. In addition, our Internal Audit Office conducts internal audits including those of subsidiaries, gives instructions for improvement regarding any issues identified, and ensures that such improvements are completed.

(vii)	Matters concerning employees whom Audit & Supervisory Board members request to assist in their duties

Full-time Audit & Supervisory Board members may issue orders to employees of the Internal Audit Office regarding matters necessary for audit operations. Furthermore, if a request is made to assign such employees, directors consult with Audit & Supervisory Board members and make the assignments.

With respect to items (viii) and (ix), no employee has been assigned, and therefore no description of their implementation is provided.

(x)	Systems for directors and employees to report to Audit & Supervisory Board members and other systems for reporting to Audit & Supervisory Board members

In addition to matters stipulated by laws and regulations, we share information through the attendance of Audit & Supervisory Board members at important meetings and coordination with the Internal Audit Office, and we provide appropriate reports when requested by Audit & Supervisory Board members.

(xi)

Systems for directors, Audit & Supervisory Board members, and employees of subsidiaries, or persons who have received reports from such persons, to report to the Company’s Audit & Supervisory Board members

We have established that when officers or employees of subsidiaries discover facts that may cause damage to the Company or its subsidiaries, such as violations of laws and regulations or fraudulent acts, those officers or employees shall immediately report such facts to the Company’s Audit & Supervisory Board members or the Audit & Supervisory Board. We prohibit disadvantageous treatment of whistleblowers who have reported to Audit & Supervisory Board members or the Audit & Supervisory Board on the grounds of having made such reports, and we ensure that this is thoroughly enforced.

(xii)	Systems to ensure that persons who have made reports under (x) and (xi) above do not receive disadvantageous treatment for having made such reports

The Audit & Supervisory Board member audit standards stipulate that it must be confirmed whether important information is also provided to Audit & Supervisory Board members and whether it is ensured that persons who have made the reports in the preceding item do not receive disadvantageous treatment for that reason.

(xiii)

Matters concerning policies for the handling of expenses or liabilities arising from the execution of duties by Audit & Supervisory Board members, such as procedures for advance payment or reimbursement of such expenses

Expenses related to the execution of duties by Audit & Supervisory Board members are budgeted for each fiscal year; however, when an Audit & Supervisory Board member requests an advance payment or similar for such expenses, we promptly process the relevant expenses or obligations.

(xiv)	Other systems to ensure that audits by Audit & Supervisory Board members are conducted effectively

•

Audit & Supervisory Board members attend the Board of Directors meetings and other important meetings of the Company and its subsidiaries, review important documents such as the minutes of the Board of Directors meetings, and request explanations as necessary.

•	The Company has established a forum where Audit & Supervisory Board members can regularly exchange information with directors, the Accounting Auditor, and the internal audit department,

and for the fiscal year under review, they have conducted exchanges of opinions with the Representative Director, outside directors, and the Accounting Auditor.

(xv)	Basic approach toward the exclusion of antisocial forces and the status of operation

i.	Basic approach toward the exclusion of antisocial forces

In our guidelines for responding to antisocial forces, we stipulate that we will sever all relationships with antisocial forces and respond with a resolute stance.

ii.	Status of operation for the exclusion of antisocial forces

(a)

We have established guidelines for responding to antisocial forces and other regulations, and by setting forth a code of conduct aimed at eliminating antisocial forces, we strive to ensure their thorough implementation. Specifically, we operate the following system.

•

As for our response to antisocial forces, we conduct investigations based on corporate information at the time of initiating new transactions. In addition, we also conduct regular annual investigations for continuous business partners.

•

In order to eliminate transactions with companies that have relationships with antisocial forces, we clarify the criteria for antisocial forces to our business partners and conclude contracts or memoranda.

(b)	We are a supporting member of the Hyogo Prefectural Center for the Elimination of Boryokudan and are registered as an establishment cooperating in the elimination of violence.

3. Basic policy regarding the control of the Company

(1)	Overview of the content of the basic policy

As a company listed on a financial instruments exchange, the Company respects the free trading of its shares in the market, and does not unconditionally reject even a large-scale purchase of the Company’s shares by a specific party, as long as it contributes to the securing and improvement of the corporate value of the Group and, by extension, the common interests of shareholders. In addition, we believe that the final decision on whether or not to accept a proposal for a large-scale purchase of shares should be left to the shareholders.

However, some large-scale purchase proposals for shares may potentially harm the corporate value of the Group and, by extension, the common interests of shareholders, such as by making it impossible to maintain positive relationships with stakeholders, may not sufficiently reflect the value of the Group, or may not sufficiently provide the information necessary for shareholders to make a final decision.

In response to such proposals, the Board of Directors of the Company believes that, as a duty of those entrusted by the shareholders, it is necessary to secure the required time and information, and to negotiate with the party proposing the large-scale purchase of shares, for the sake of the shareholders.

(2)	Overview of special initiatives that contribute to the realization of the basic policy

The Company introduced the Countermeasures against Large-Scale Purchases of the Company’s Shares, etc. (hereinafter referred to as the “Plan”) with the approval of shareholders at the 47th Ordinary General Meeting of Shareholders held on August 28, 2024.

With the corporate mission of “creating spatial infrastructure that provides more comfort and lasting peace of mind,” the Company contributes to society by realizing a reduction in environmental impact through the maintenance of equipment.

The source of the Company’s corporate value has consistently been its commitment to the in-house development of engineers since its founding, and it continues to provide comfort and peace of mind to customers by utilizing the technical know-how accumulated within the Company. In addition, beyond equipment maintenance and troubleshooting, the Company possesses an inherent responsiveness that distinguishes it from management companies, such as by capturing energy-saving needs that have become increasingly important in recent years and conducting proposal-based sales from the user’s perspective.

Furthermore, the Company has built a system capable of rapid, nationwide response by utilizing an in-house system and partner network that enables 24/7 air conditioning maintenance across Japan, centered on our call centers. This system serves as the foundation for the value the Company provides by utilizing primary data collected at the call centers for analysis through a proprietary IT system.

The Company is working on the following matters as basic measures to further maintain and strengthen the sources of its corporate value.

1.	Further accumulation of air conditioning maintenance technology and know-how, and promotion of multi-skilled workers

The technology and know-how cultivated by our in-house engineers often take the form of tacit knowledge; therefore, we visualize the technology and know-how through standardization using manuals and the like, and promote their succession to the next generation. In addition, we further strengthen multi-skilling in areas of particularly high added value in our business, and streamline skill acquisition through education and training at our training center.

2.

Promotion of proposal-based sales based on a deeper understanding of customers by establishing a highly reproducible sales structure tailored to regional characteristics and by fostering experts in customer industries

From the 46th fiscal period, we have structured our sales department to provide services tailored to the characteristics of regions such as the Tokyo metropolitan area, Chubu, and Kinki, and by consolidating the needs specific to customers and industries accumulated individually, we have established a system that can promote more effective proposal-based sales. We will further promote the strengthening of our sales capabilities so that we can accurately grasp customer needs and earn further trust.

3.	Improvement of customer service levels and cost reduction by streamlining operations using IT systems

With the full-scale operation of the IT system introduced in the fiscal year ended May 2021, we have streamlined operations that are the sources of high added value for the Company, through the operational effects of the new IT system, and we will achieve further productivity improvements and provide high-quality proposals and services to our customers.

(3)	Overview of initiatives to prevent decisions on our financial and business policies from being controlled by persons deemed inappropriate in light of the basic policy

As a listed company, we believe that the decision on whether or not to sell shares to a large-scale purchaser, and the final judgment on the pros and cons of entrusting the management of the Company to a large-scale purchaser, should basically be left to the opinions of individual shareholders.

However, in order for our shareholders to make appropriate judgments, we believe it is necessary, as a prerequisite, for them to have a proper grasp of our corporate value and the sources of that value, based on a sufficient understanding of our unique business characteristics and the history of the Company and our corporate group.

Furthermore, in order to grasp how the acquisition of our controlling shares by a large-scale purchaser would affect our corporate value and the sources of that value, it is easily foreseeable that information provided by the large-scale purchaser alone may be insufficient. Therefore, we believe it is necessary for shareholders to consider the evaluation and opinions of our Board of Directors regarding the acquisition of our controlling shares by the purchaser, and in some cases, new proposals from our Board of Directors, in order to make appropriate judgments.

(4)	Judgment of our Board of Directors regarding the above initiatives and the reasons therefor

Our Board of Directors believes, for the following reasons, that the Plan is in line with the basic policy, contributes to securing and enhancing our corporate value and, by extension, the common interests of our shareholders, and is not intended to maintain the positions of our company officers.

•	The Plan satisfies all the requirements of the guidelines regarding takeover defense measures.

•	The Plan aims to secure and enhance corporate value or the common interests of shareholders.

•	The Plan incorporates a mechanism through which the will of shareholders is reflected in decisions regarding its continuation.

•	The Plan ensures the establishment of an independent committee, the maximum respect for its recommendations, and thorough information disclosure.

•	The Plan establishes reasonable and objective requirements for triggering countermeasures.

•	The Plan is not a dead-hand or slow-hand type of takeover defense measure.

For details regarding the “Countermeasures against Large-Scale Purchases of the Company’s Shares, etc. (Takeover Defense Measures),” please refer to our website (https://www.sanki-s.co.jp).

Note that at the Board of Directors meeting held on July 15, 2026, we resolved to conduct a share exchange in which Shin Maint Holdings Co., Ltd. will become the wholly owning parent company and we will become a wholly owned subsidiary. This share exchange is a friendly corporate reorganization transaction that has been approved by our Board of Directors and for which we are requesting approval from our shareholders; as it does not constitute a large-scale purchase of the Company’s shares as contemplated in this basic policy, it is not subject to this basic policy.

 Consolidated balance sheet

(As of May 31, 2026)

(Unit: thousands of yen)

Account title	Amount
(Assets)
Current assets	8,319,557
Cash and deposits	2,292,233
Notes and accounts receivable - trade, and contract assets	5,098,371
Costs on construction contracts in progress	131,512
Raw materials and supplies	37,580
Other	765,276
Allowance for doubtful accounts	(5,416)
Non-current assets	1,829,120
Property, plant and equipment	738,093
Buildings and structures	311,063
Machinery, equipment and vehicles	80,790
Tools, furniture and fixtures	35,306
Land	296,007
Leased assets	14,925
Intangible assets	105,683
Software	85,457
Goodwill	15,939
Leased assets	1,380
Other	2,907
Investments and other assets	985,343
Investment securities	478,065
Long-term prepaid expenses	144,609
Retirement benefit asset	34,399
Deferred tax assets	159,961
Other	170,707
Allowance for doubtful accounts	(2,400)
Deferred assets	2,988
Organization expenses	456

Account title	Amount
(Liabilities)
Current liabilities	3,937,373
Notes payable - trade and accounts payable for construction contracts	2,112,781
Short-term borrowings	87,610
Current portion of long-term borrowings	115,307
Lease liabilities	5,263
Income taxes payable	147,547
Provision for bonuses	289,883
Other	1,178,980
Non-current liabilities	584,580
Long-term borrowings	123,367
Lease liabilities	11,957
Provision for retirement benefits for directors (and other officers)	58,640
Retirement benefit liability	145,364
Asset retirement obligations	20,221
Deferred tax liabilities	74,045
Long-term accounts payable—other	150,885
Other	100

Total liabilities	4,521,954

(Net assets)
Shareholders’ equity	5,442,132
Share capital	616,652
Capital surplus	1,081,227
Retained earnings	3,850,702
Treasury shares	(106,450)
Accumulated other comprehensive income	187,579
Valuation difference on available-for-sale securities	178,697
Foreign currency translation adjustment	8,881

Business commencement expenses	2,532

Total assets	10,151,666

Total net assets	5,629,711

Total liabilities and net assets	10,151,666

(Note)	Amounts are rounded down to the nearest thousand yen.

 Consolidated Statement of Income

(	From June 1, 2025 To May 31, 2026)

(Unit: thousands of yen)

Account title	Amount
Net sales		24,253,454
Cost of sales		19,186,527
Gross profit		5,066,927
Selling, general and administrative expenses		3,896,784
Operating profit		1,170,142
Non-operating income
Interest income	1,565
Dividend income	9,656
Commission income	1,250
Rental income from buildings	2,158
Foreign exchange gains	3,926
Incentive income	3,603
Proceeds from miscellaneous income	3,115	25,275

Non-operating expenses
Interest expenses	4,621
Taxes and dues	2,500
Donations	12,387
Other	1,497	21,005

Ordinary profit		1,174,412
Extraordinary income
Gain on sale of non-current assets	487	487

Extraordinary losses
Loss on sale of non-current assets	144
Loss on retirement of non-current assets	166	310

Profit before income taxes		1,174,589
Income taxes - current	309,602
Income taxes - deferred	11,625	321,227

Profit for the period		853,361

Profit attributable to owners of parent		853,361

(Note)	Amounts are rounded down to the nearest thousand yen.

 Consolidated Statement of Changes in Equity

(	From June 1, 2025 To May 31, 2026)

(Unit: thousands of yen)

	Shareholders’ equity
	Share capital	Capital surplus	Retained earnings	Treasury shares	Total shareholders’ equity
Balance at beginning of fiscal year under review	616,652	1,081,220	3,158,483	(119,463)	4,736,893
Changes during fiscal year under review
Dividends of surplus			(161,142)		(161,142)
Profit attributable to owners of parent			853,361		853,361
Disposal of treasury shares		7		13,013	13,020
Changes during fiscal year under review of items other than shareholders’ equity (net)
Total changes during fiscal year under review	—	7	692,219	13,013	705,239

Balance at end of fiscal year under review	616,652	1,081,227	3,850,702	(106,450)	5,442,132

	Accumulated other comprehensive income			Total net assets
	Valuation difference on available-for-sale securities	Foreign currency translation adjustment	Total accumulated other comprehensive income
Balance at beginning of fiscal year under review	68,214	7,704	75,919	4,812,812
Changes during the fiscal year under review
Dividends of surplus				(161,142)
Profit attributable to owners of parent				853,361
Disposal of treasury shares				13,020
Changes during fiscal year under review of items other than shareholders’ equity (net)	110,482	1,177	111,660	111,660

Total changes during fiscal year under review	110,482	1,177	111,660	816,899

Balance at end of fiscal year under review	178,697	8,881	187,579	5,629,711

(Note)	Amounts are rounded down to the nearest thousand yen.

   Balance Sheet

(As of May 31, 2026)

(Unit: thousands of yen)

Account title	Amount
(Assets)
Current assets	6,770,240
Cash and deposits	1,648,967
Notes receivable - trade	415,318
Accounts receivable - trade	2,710,805
Contract assets	1,191,292
Costs on construction contracts in progress	68,442
Raw materials and supplies	21,941
Advance payments to suppliers	99,183
Prepaid expenses	69,331
Other	545,046
Allowance for doubtful accounts	(88)
Non-current assets	1,971,788
Property, plant and equipment	334,414
Buildings	203,622
Structures	2,625
Machinery and equipment	2,093
Tools, furniture and fixtures	34,088
Land	91,984
Intangible assets	85,167
Trademark right	576
Software	83,138
Leased assets	1,380
Telephone subscription right	72
Investments and other assets	1,552,207
Investment securities	235,516
Investments in capital of subsidiaries and associates	13,800
Shares of subsidiaries and associates	876,606
Investments in capital	1
Long-term loans receivable	29,167
Long-term prepaid expenses	139,284
Prepaid pension costs	34,399
Leasehold and guarantee deposits	72,971
Deferred tax assets	154,986
Other	18,984
Allowance for doubtful accounts	(23,511)

Account title	Amount
(Liabilities)
Current liabilities	3,050,792
Accounts payable for construction contracts	1,593,477
Current portion of long-term borrowings	105,299
Lease liabilities	739
Accounts payable - other	204,094
Accrued expenses	220,322
Income taxes payable	126,303
Accrued consumption taxes	113,895
Contract liabilities	349,207
Deposits received	54,132
Provision for bonuses	276,669
Other	6,648
Non-current liabilities	405,703
Long-term borrowings	90,540
Lease liabilities	811
Provision for retirement benefits	143,447
Asset retirement obligations	19,918
Long-term accounts payable - other	150,885
Other	100

Total liabilities	3,456,495

(Net assets)
Shareholders’ equity	5,202,692
Share capital	616,652
Capital surplus	1,081,227
Legal capital surplus	1,078,152
Other capital surplus	3,075
Retained earnings	3,632,037
Legal retained earnings	20,000
Other retained earnings	3,612,037
General reserve	20,000
Retained earnings brought forward	3,592,037
Treasury shares	(127,225)
Valuation and translation adjustments	82,841

Total assets	8,742,029

Valuation difference on available-for-sale securities	82,841

Total net assets	5,285,534

Total liabilities and net assets	8,742,029

(Note) Amounts are rounded down to the nearest thousand yen.

Statement of Income

(	From June 1, 2025 To May 31, 2026)

(Unit: thousands of yen)

Account title	Amount
Net sales		20,525,778
Cost of sales		15,981,093

Gross profit		4,544,684
Selling, general and administrative expenses		3,525,832

Operating profit		1,018,852
Non-operating income
Interest income	1,146
Dividend income	7,873
Commission income	8,621
Rental income from buildings	1,200
Incentive income	3,603
Foreign exchange gains	2,992
Other	863	26,301

Non-operating expenses
Interest expenses	2,044
Taxes and dues	2,500
Depreciation	129
Donations	12,387
Loss on sale of receivables	1,345
Other	21	18,428

Ordinary profit		1,026,724
Extraordinary losses
Loss on retirement of non-current assets	166	166

Profit before income taxes		1,026,558
Income taxes - current	262,022
Income taxes - deferred	7,079	269,101

Profit for the period		757,457

(Note)	Amounts are rounded down to the nearest thousand yen.

 Statement of Changes in Equity

(	From June 1, 2025 To May 31, 2026)

(Unit: thousands of yen)

	Shareholders’ equity
	Share capital	Capital surplus			Retained earnings				Treasury shares	Total shareholders’ equity
		Legal capital surplus	Other capital surplus	Total capital surplus	Legal retained earnings	Other retained earnings		Total retained earnings
						General reserve	Retained earnings brought forward
Balance at the beginning of the period	616,652	1,078,152	3,068	1,081,220	20,000	20,000	2,995,722	3,035,722	(140,238)	4,593,357
Changes during the period
Dividends of surplus							(161,142)	(161,142)		(161,142)
Profit for the period							757,457	757,457		757,457
Disposal of treasury shares			7	7					13,013	13,020
Changes during the period of items other than shareholders’ equity (net)

Total changes during the period	—	—	7	7	—	—	596,315	596,315	13,013	609,335

Balance at the end of the period	616,652	1,078,152	3,075	1,081,227	20,000	20,000	3,592,037	3,632,037	(127,225)	5,202,692

	Valuation and translation adjustments		Total net assets
	Valuation difference on available-for-sale securities	Total valuation and translation adjustments
Balance at the beginning of the period	36,308	36,308		4,629,666
Changes during the period
Dividends of surplus			Δ	(161,142)

Profit for the period			757,457
Disposal of treasury shares			13,020
Changes during the period of items other than shareholders’ equity (net)	46,533	46,533	46,533

Total changes during the period	46,533	46,533	655,868

Balance at the end of the period	82,841	82,841	5,285,534

(Note)	Amounts are rounded down to the nearest thousand yen.

Accounting Audit Report on Consolidated Financial Statements

Independent Auditor’s Report

July 27, 2026

Sanki Service Corporation

To the Board of Directors

RSM Seiwa Kobe Office

Designated Engagement Partner	Certified Public Accountant	Yukihiro Takahashi

Designated Engagement Partner	Certified Public Accountant	Shogo Narita

Audit Opinion

We have audited the consolidated financial statements of Sanki Service Corporation for the fiscal year from June 1, 2025 to May 31, 2026, which comprise the consolidated balance sheet, consolidated statement of income, consolidated statement of changes in equity, and notes to consolidated financial statements, in accordance with the provisions of Article 444, paragraph (4) of the Companies Act.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position and results of operations of the corporate group consisting of Sanki Service Corporation and its consolidated subsidiaries for the period covered by the consolidated financial statements, in conformity with accounting principles generally accepted in Japan.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in Japan. Our responsibilities under those standards are further described in the “Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements” section of our report. We are independent of the Company and its consolidated subsidiaries in accordance with the provisions of the Code of Professional Ethics in Japan (including provisions applicable to audits of financial statements of entities with high social impact), and we have fulfilled our other ethical responsibilities as auditors. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Emphasis of Matter

As described in the Notes (Significant Subsequent Events), the Company resolved at the Board of Directors meeting held on July 15, 2026, to conduct a share exchange in which Shin Maint Holdings Co., Ltd. will become the wholly owning parent company and the Company will become a wholly owned subsidiary, and concluded a business integration agreement and a share exchange agreement on the same date.

Our opinion is not modified in respect of this matter.

Other Information

Other information consists of the business report and its supplementary schedules. Management is responsible for the preparation and disclosure of other information. The responsibility of Audit & Supervisory Board members and the Audit & Supervisory Board is to oversee the performance of the directors’ duties in the design and implementation of the reporting process for other information.

The auditor’s opinion on the consolidated financial statements does not cover the other information, and the auditor does not express an opinion on the other information.

The auditor’s responsibility in the audit of the consolidated financial statements is to read the other information and, in doing so, consider whether the other information is materially inconsistent with the consolidated financial statements or the auditor’s knowledge obtained in the audit, and to pay attention to whether there are any other indications of material misstatement in the other information.

The auditor is required to report the fact if the auditor concludes that there is a material misstatement in the other information based on the work performed.

There are no matters to report regarding the other information.

Responsibilities of Management and Audit & Supervisory Board Members and the Audit & Supervisory Board for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in Japan. This includes the design and implementation of internal control that management determines is necessary to enable the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is responsible for assessing whether it is appropriate to prepare the consolidated financial statements on the basis of the going concern assumption, and for disclosing, as applicable, matters related to going concern in accordance with accounting principles generally accepted in Japan.

The responsibility of Audit & Supervisory Board members and the Audit & Supervisory Board is to oversee the performance of the directors’ duties in the design and implementation of the financial reporting process.

Auditor’s Responsibility for the Audit of the Consolidated Financial Statements

The auditor’s responsibility is to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to express an opinion on the consolidated financial statements in an auditor’s report based on the audit conducted by the auditor from an independent standpoint. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the decisions of users taken on the basis of these consolidated financial statements.

In accordance with auditing standards generally accepted in Japan, the auditor exercises professional judgment and maintains professional skepticism throughout the audit process to perform the following:

•

Identify and assess the risks of material misstatement, whether due to fraud or error. Also, design and perform audit procedures responsive to those risks of material misstatement. The selection and application of audit procedures are at the auditor’s judgment. In addition, the auditor obtains sufficient and appropriate audit evidence to provide a basis for the audit opinion.

•

The purpose of the audit of the consolidated financial statements is not to express an opinion on the effectiveness of internal control, but the auditor considers internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances when performing risk assessment.

•

The auditor evaluates the appropriateness of accounting policies used by management and their application method, as well as the reasonableness of accounting estimates made by management and the validity of related notes.

•

The auditor concludes on the appropriateness of management’s use of the going concern assumption in preparing consolidated financial statements and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the going concern assumption. If the auditor concludes that a material uncertainty exists regarding the going concern assumption, the auditor is required to draw attention in the auditor’s report to the related notes to the consolidated financial statements, or if the notes to the consolidated financial statements regarding the material uncertainty are inadequate, to express a modified opinion on the consolidated financial statements. The auditor’s conclusions are based on the audit evidence obtained up to the date of the auditor’s report, but future events or conditions may cause the Company to cease to continue as a going concern.

•

The auditor evaluates whether the presentation of and notes to the consolidated financial statements are in accordance with accounting principles generally accepted in Japan, as well as the overall presentation, structure, and content of the consolidated financial statements, including the related notes, and whether the consolidated financial statements represent the underlying transactions and accounting events in a manner that achieves fair presentation.

•

The auditor plans and performs the audit of the consolidated financial statements to obtain sufficient and appropriate audit evidence regarding the financial information of the Company and its consolidated subsidiaries to provide a basis for the audit opinion on the consolidated financial statements. The auditor is responsible for the direction, supervision, and review of the audit of the consolidated financial statements. The auditor is solely responsible for the audit opinion.

The auditor reports to Audit & Supervisory Board members and the Audit & Supervisory Board regarding the planned scope and timing of the audit, significant audit findings including any significant deficiencies in internal control identified during the audit process, and other matters required by auditing standards.

The auditor reports to Audit & Supervisory Board members and the Audit & Supervisory Board that the auditor has complied with relevant ethical requirements regarding independence in Japan, and reports all matters that may reasonably be thought to bear on the auditor’s independence, and where applicable, related safeguards to eliminate or reduce impediments to an acceptable level.

Conflicts of Interest

There are no interests between the Company and its consolidated subsidiaries and this audit firm or its engagement partners that are required to be disclosed pursuant to the provisions of the Certified Public Accountants Act.

End

Accounting Audit Report on Financial Statements

Independent Auditor’s Report

July 27, 2026

Sanki Service Corporation

To the Board of Directors

RSM Seiwa Kobe Office

Designated Engagement Partner	Certified Public Accountant	Yukihiro Takahashi

Designated Engagement Partner	Certified Public Accountant	Shogo Narita

Audit Opinion

We have audited the financial statements of Sanki Service Corporation for the 49th fiscal year from June 1, 2025, to May 31, 2026, which comprise the balance sheet, the statement of income, the statement of changes in equity, the notes to the non-consolidated financial statements, and the related supplementary schedules (hereinafter referred to as the “financial statements, etc.”), in accordance with the provisions of Article 436, paragraph (2), item (i) of the Companies Act.

In our opinion, the financial statements, etc., referred to above present fairly, in all material respects, the status of assets and income for the period covered by the financial statements, etc., in accordance with accounting principles generally accepted in Japan.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in Japan. Our responsibilities under those standards are further described in the “Auditor’s Responsibilities for the Audit of the Financial Statements, etc.” section of our report. We are independent of the Company in accordance with the provisions of the Code of Professional Ethics in Japan (including provisions applicable to audits of financial statements of entities with high social impact), and we have fulfilled our other ethical responsibilities as auditors. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Emphasis of Matter

As described in the Notes (Significant Subsequent Events), the Company resolved at the Board of Directors meeting held on July 15, 2026, to conduct a share exchange in which Shin Maint Holdings Co., Ltd. will become the wholly owning parent company and the Company will become a wholly owned subsidiary, and concluded a business integration agreement and a share exchange agreement on the same date.

Our opinion is not modified in respect of this matter.

Other Information

Other information consists of the business report and its supplementary schedules. Management is responsible for the preparation and disclosure of other information. The responsibility of Audit & Supervisory Board members and the Audit & Supervisory Board is to oversee the performance of the directors’ duties in the design and implementation of the reporting process for other information.

The auditor’s opinion on the financial statements, etc. does not cover the other information, and the auditor does not express an opinion on the other information.

The auditor’s responsibility in the audit of the financial statements, etc. is to read the other information and, in doing so, consider whether the other information is materially inconsistent with the financial statements, etc. or the auditor’s knowledge obtained in the audit, and to pay attention to whether there are any other indications of material misstatement in the other information.

The auditor is required to report the fact if the auditor concludes that there is a material misstatement in the other information based on the work performed.

There are no matters to report regarding the other information.

Responsibilities of Management and Audit & Supervisory Board Members and the Audit & Supervisory Board for the Financial Statements, Etc.

Management is responsible for the preparation and fair presentation of the financial statements, etc. in accordance with accounting principles generally accepted in Japan. This includes the design and implementation of internal control that management determines is necessary to enable the preparation and fair presentation of financial statements, etc. that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, etc., management is responsible for assessing whether it is appropriate to prepare the financial statements, etc. on the basis of the going concern assumption, and for disclosing, as applicable, matters related to going concern in accordance with accounting principles generally accepted in Japan.

The responsibility of Audit & Supervisory Board members and the Audit & Supervisory Board is to oversee the performance of the directors’ duties in the design and implementation of the financial reporting process.

Auditor’s Responsibilities for the Audit of the Financial Statements, Etc.

The auditor’s responsibility is to obtain reasonable assurance about whether the financial statements, etc. as a whole are free from material misstatement, whether due to fraud or error, and to express an opinion on the financial statements, etc. in an auditor’s report based on the audit conducted by the auditor from an independent standpoint. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the decisions of users taken on the basis of these financial statements, etc.

In accordance with auditing standards generally accepted in Japan, the auditor exercises professional judgment and maintains professional skepticism throughout the audit process to perform the following:

•

Identify and assess the risks of material misstatement, whether due to fraud or error. Also, design and perform audit procedures responsive to those risks of material misstatement. The selection and application of audit procedures are at the auditor’s judgment. In addition, the auditor obtains sufficient and appropriate audit evidence to provide a basis for the audit opinion.

•

The purpose of the audit of the financial statements, etc. is not to express an opinion on the effectiveness of internal control, but the auditor considers internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances when performing risk assessment.

•

The auditor evaluates the appropriateness of accounting policies used by management and their application method, as well as the reasonableness of accounting estimates made by management and the validity of related notes.

•

The auditor concludes on the appropriateness of management’s use of the going concern assumption in preparing financial statements, etc. and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the going concern assumption. If the auditor concludes that a material uncertainty exists regarding the going concern assumption, the auditor is required to draw attention in the auditor’s report to the related notes to the financial statements, etc., or if the notes to the financial statements, etc. regarding the material uncertainty are inadequate, to express a modified opinion on the financial statements, etc. The auditor’s conclusions are based on the audit evidence obtained up to the date of the auditor’s report, but future events or conditions may cause the Company to cease to continue as a going concern.

•

The auditor evaluates whether the presentation of and notes to the financial statements, etc. are in accordance with accounting principles generally accepted in Japan, as well as the overall presentation, structure, and content of the financial statements, etc., including the related notes, and whether the financial statements, etc. represent the underlying transactions and accounting events in a manner that achieves fair presentation.

The auditor reports to Audit & Supervisory Board members and the Audit & Supervisory Board regarding the planned scope and timing of the audit, significant audit findings including any significant deficiencies in internal control identified during the audit process, and other matters required by auditing standards.

The auditor reports to Audit & Supervisory Board members and the Audit & Supervisory Board that the auditor has complied with relevant ethical requirements regarding independence in Japan, and reports all matters that may reasonably be thought to bear on the auditor’s independence, and where applicable, related safeguards to eliminate or reduce impediments to an acceptable level.

Conflicts of Interest

There are no interests between the Company and this audit firm or its engagement partners that are required to be disclosed pursuant to the provisions of the Certified Public Accountants Act.

End

Audit Report of the Audit & Supervisory Board

Audit Report

The Audit & Supervisory Board, based on the audit reports prepared by each Audit & Supervisory Board member regarding the execution of duties by the directors for the 49th business year from June 1, 2025 to May 31, 2026, has deliberated and prepared this audit report, and reports as follows.

1. Methods and Content of Audits by the Audit & Supervisory Board Members and the Audit & Supervisory Board

(1)

The Audit & Supervisory Board established audit policies, the division of duties, etc., received reports from each Audit & Supervisory Board member on the implementation status and results of audits, and also received reports from directors, etc. and the Accounting Auditor on the status of the execution of their duties, and requested explanations as necessary.

(2)

Each Audit & Supervisory Board member, in accordance with the standards for Audit & Supervisory Board member audits established by the Audit & Supervisory Board and following the audit policies, division of duties, etc., communicated with directors, the internal audit department, and other employees, etc., endeavored to collect information and improve the audit environment, and conducted the audit using the following methods.

1.

We attended meetings of the Board of Directors and other important meetings, received reports from directors and employees, etc. on the status of the execution of their duties, requested explanations as necessary, examined important approval documents, etc., and investigated the status of business and assets at the head office and major business locations. In addition, regarding subsidiaries, we communicated and exchanged information with the directors and Audit & Supervisory Board members, etc. of the subsidiaries and received reports on their business as necessary.

2.

Regarding the content of the Board of Directors’ resolution on the development of the system stipulated in Article 100, paragraphs (1) and (3) of the Regulations for Enforcement of the Companies Act, which is necessary to ensure that the execution of duties by directors described in the business report complies with laws and regulations and the Articles of Incorporation, and other systems necessary to ensure the appropriateness of the business of the corporate group consisting of a stock company and its subsidiaries, as well as the system (internal control system) developed based on said resolution, we received regular reports from directors and employees, etc. on the status of their construction and operation, requested explanations as necessary, and expressed our opinions.

3.

Regarding the basic policy set forth in Article 118, item (iii), (a) of the Regulations for Enforcement of the Companies Act and the initiatives set forth in (b) of the same item, which are described in the business report, we examined their content based on the status of deliberations at the Board of Directors and other meetings.

4.	We monitored and verified whether the Accounting Auditor maintained its independence and conducted audits appropriately, and we received reports from the Accounting Auditor on the status of the execution of its duties and requested explanations as necessary. In addition, we received notification from the Accounting Auditor that it has established a “system to ensure that duties are performed properly” (matters listed in each item of Article 131 of the Regulations for Corporate Accounting) in accordance with the “Quality Control Standards for Audits” (Business Accounting Council), etc., and requested explanations as necessary.

Based on the above methods, we examined the business report and its supplementary schedules, the financial statements (balance sheet, statement of income, statement of changes in equity, and notes to non-consolidated financial statements) and their supplementary schedules, and the consolidated financial statements (consolidated balance sheet, consolidated statement of income, consolidated statement of changes in equity, and notes to consolidated financial statements) for the relevant business year.

2. Audit Results

(1)	Audit results of the business report, etc.

1.	We acknowledge that the business report and its supplementary schedules fairly present the status of the company in accordance with laws and regulations and the Articles of Incorporation.

2.	We have found no misconduct or material facts in violation of laws and regulations or the Articles of Incorporation in the execution of duties by the directors.

3.

We acknowledge that the content of the Board of Directors’ resolution regarding the internal control system is appropriate. Furthermore, no matters to be pointed out are observed regarding the content of the business report concerning the said internal control system and the execution of duties by the directors.

4.

No matters to be pointed out are observed regarding the basic policy on the nature of persons who control the decision-making of the Company’s financial and business policies as stated in the business report. We believe that the initiatives described in the business report pursuant to Article 118, item (iii), (b) of the Regulations for Enforcement of the Companies Act are in line with the said basic policy, do not impair the common interests of the Company’s shareholders, and are not intended to maintain the positions of the Company’s officers.

(2)	Audit results of the financial statements and their supplementary schedules

We acknowledge that the audit methods and results of the Accounting Auditor, RSM Seiwa, are appropriate.

(3)	Audit results of the consolidated financial statements

We acknowledge that the audit methods and results of the Accounting Auditor, RSM Seiwa, are appropriate.

July 30, 2026

Audit & Supervisory Board, Sanki Service Corporation
Full-time Audit & Supervisory Board Member	Makoto Kaiba	(Seal)
Audit & Supervisory Board Member (Outside Audit & Supervisory Board Member)	Akira Kitaoka	(Seal)
Audit & Supervisory Board Member (Outside Audit & Supervisory Board Member)	Masakazu Ogino	(Seal)

End

Reference Documents for the General Meeting of Shareholders

Proposal No. 1: Appropriation of Surplus

The Company positions the return of profits to shareholders as one of its key management issues, and in the Medium-Term Management Plan 2026-2028 “Sanki for the People” launched this fiscal year, we have set “realizing stable and sustainable dividends with a target dividend payout ratio of 30% and a DOE (dividend on equity) of 3.0%” as a priority measure.

Regarding the year-end dividend for the current fiscal year, we would like to propose a regular dividend of 30 yen, taking into account the return of profits in line with the solid performance of the current fiscal year.

We will continue to concentrate our management resources toward the continuous growth of our business and will do our utmost to ensure that we can continue to provide stable dividends to our shareholders.

Matters concerning year-end dividends

1. Type of dividend property

Dividends will be paid in cash.

2. Matters concerning the allotment of dividend property and its total amount

We propose a dividend of 30 yen per share of common stock of the Company.

The total amount of dividends in this case will be 193,580,820 yen.

3. Effective date of the distribution of surplus

We propose August 31, 2026.

Proposal No. 2: Election of six directors

The terms of office of all six directors will expire at the conclusion of this general meeting. Accordingly, we request the election of six directors.

The candidates for director are as follows:

Candidate Number	Name (Date of birth)	Brief personal history, position at the Company, and responsibilities (status of significant concurrent positions)		Number of shares of the Company held
1	Yoshikane Nakashima (Born November 14, 1954)	July 1977	Establishment of the Company President and Representative Director	425,006 shares
		August 1998	Establishment of Shanghai Sanki Building Facility Service Co., Ltd., Chairman of the Board
		June 2020	Chairman of the Board of the Company
		January 2021	Chairman and Representative Director (current)

[Reasons for nomination as a director candidate]

Yoshikane Nakashima has served as President and Representative Director since the establishment of the Company. As Chief Executive Officer, he has addressed various management issues of the Group, supported the growth of the Group with a high vision, and demonstrated strong leadership in overseeing the overall operations of the Company. Since June 2020, he has served as Chairman, focusing more on external activities while continuing to manage the Company as before. Based on his track record to date, we have determined that he is the most suitable person to fulfill the supervisory function of overall management as Chairman and Representative Director, and we therefore request his continued election as a director.

Candidate Number	Name (Date of birth)	Brief personal history, position at the Company, and responsibilities (status of significant concurrent positions)		Number of shares of the Company held
2	Reona Ochi (Born February 8, 1975)	April 1993	Joined the Company	38,866 shares
		October 2001	General Manager, Sales Department, Tokyo Business Development Division
		April 2002	General Manager, Technology Management Office, Tokyo Business Development Division
		April 2005	General Manager, Call Center
		June 2008	Executive Officer, General Manager of Call Center
		April 2010	Executive Officer, General Manager of Tokyo Service Department
		March 2012	General Manager, Shanghai Sanki Building Facility Service Co., Ltd.
		September 2012	Director of Shanghai Sanki Building Facility Service Co., Ltd.
		June 2015	Executive Officer, General Manager of Total Maintenance Division
		August 2015	Director, General Manager of Total Maintenance Division
		June 2017	Director, General Manager of Maintenance Division
		June 2019	Director, General Manager of Business Division
		August 2020	Senior Director, Future Project Office
		January 2021	Managing Executive Officer, General Manager of Business Division
		August 2021	Director, Managing Executive Officer, General Manager of Business Division
		June 2022	Director, Shanghai Sanki Building Facility Service Co., Ltd. (current)
		August 2024	Director, Executive Vice President, General Manager of Business Division (current)

[Reasons for nomination as a director candidate]

Reona Ochi has many years of experience in maintenance technology for air conditioning equipment, which is a core department of our business, has served in central roles as a promotion leader at multiple business sites, and has been involved in management as an executive officer for a long period. In addition, he has experience working as a person in charge overseas, and we have determined that his domestic and international experience will be instrumental in realizing our corporate philosophy, and we therefore request his continued election as a director.

Candidate Number	Name (Date of birth)	Brief personal history, position at the Company, and responsibilities (status of significant concurrent positions)		Number of shares of the Company held
3	Tadashi Kawasaki (Born June 30, 1975)	April 1999	Joined IBJ Leasing Co., Ltd. (currently Mizuho Leasing Co., Ltd., Mizuho Financial Group)	10,100 shares
		March 2015	Joined Liens Group, Director, General Manager of Finance Department, General Manager of Human Resources and General Affairs Department, and General Manager of Corporate Planning Office
		August 2019	Joined the Company, General Manager of General Affairs and Human Resources Department
		June 2020	Executive Officer, General Manager of Human Resources Strategy Department Supervisor, Shanghai Sanki Building Facility Service Co., Ltd. (current)
		June 2022	Managing Executive Officer, General Manager of Management Administration Division and General Manager of Human Resources Strategy Department
		August 2022	Director, Managing Executive Officer, General Manager of Management Administration Division and General Manager of Human Resources Strategy Department
February 2024

Director, Managing Executive Officer, General Manager of Management Administration Division, General Manager of Human Resources Strategy Department, and General Manager of Finance and Accounting Department

		August 2024	Senior Managing Director, General Manager of Management Administration Division, General Manager of Human Resources Strategy Department, and General Manager of Finance and Accounting Department
		June 2025	Senior Managing Director, General Manager of Management Administration Division, General Manager of Human Resources Strategy Department, and General Manager of Legal Department (current)

[Reasons for nomination as a director candidate]

Since joining the Company, Tadashi Kawasaki has been involved in management primarily as a supervisor in the human resources and general affairs fields, including the design and operation of a new personnel evaluation system, work-style reform, construction of recruitment strategies, employee training systems, BCP formulation, and challenges in health and productivity management. Since 2020, as an executive officer, he has directed the entire Management Administration Division and has enhanced the promotion of management strategies, corporate governance, and compliance.

We request his continued election as a director because we have determined that he will be able to further accelerate the improvement of the Company’s corporate value, the promotion of management strategy execution, and the realization of our vision.

Candidate Number	Name (Date of birth)	Brief personal history, position at the Company, and responsibilities (status of significant concurrent positions)		Number of shares of the Company held
4	Ryoko Nakashima (Born January 21, 1984)	May 2006	Joined RK Corporation Co., Ltd.	344,500 shares
		May 2008	Joined Grandclaire Co., Ltd.
		March 2010	Assistant Manager, Grandclaire Revi Crie Ikebukuro Store
		May 2011	Opened beauty salon One’s Diamond
		September 2017	Joined the Company (current)
		July 2023	Representative of the Roppongi Area of the Shinseikai Women Entrepreneurs Community (current)

[Reasons for nomination as a director candidate]

Ryoko Nakashima has cultivated extensive knowledge regarding sales capabilities, customer service skills, and business operations through diverse work experience, including real estate sales, cosmetics sales, and the management of beauty salons. In addition, she has contributed to the establishment of bases for a nationwide entrepreneurs community, and as an area representative, she has not only built networks with entrepreneurs in different industries through communication management but has also devoted herself to the development of numerous female entrepreneurs.

Furthermore, at the Company, she has supported the growth of new business fields, including the environmental business. We have nominated her as a candidate for director in the expectation that she will be able to reflect these abundant experiences and broad perspectives in the management of the Company.

Candidate Number	Name (Date of birth)	Brief personal history, position at the Company, and responsibilities (status of significant concurrent positions)		Number of shares of the Company held
5	Noriaki Masaki (Born December 7, 1947)	April 1972	Joined Nikken Sekkei Ltd.	- shares
		May 1989	General Manager, Research Department, Civil Engineering Office of Nikken Sekkei Ltd.
		April 1991	General Manager, Design Department, Civil Engineering Office of Nikken Sekkei Ltd.
		April 1995	General Manager, Operations Department, Civil Engineering Office of Nikken Sekkei Ltd.
		October 1999	General Manager, Tokyo Business Development Department, Headquarters of Nikken Sekkei Ltd.
		March 2004	President and Representative Director, Nikken Sekkei Civil Engineering Ltd.
		April 2005	Senior Executive Officer, Nikken Sekkei Ltd.
		January 2006	Managing Director, Nikken Sekkei Research Institute
		January 2011	Advisor, Nikken Sekkei Ltd.
		January 2018	Executive Advisor, Toshi-Kenchiku Kakunin Center Ltd.
		July 2020	Director, Toshi-Kenchiku Kakunin Center Ltd.
		January 2023	Special Advisor, Nikken Sekkei Research Institute
		August 2023	Director of the Company (current)

[Reasons for nomination as a candidate for outside director and expected role]

Noriaki Masaki has many years of experience in architectural planning and design management, urban and regional planning, and related research. We believe that he will be able to further accelerate the promotion of management strategies and the realization of the vision set forth in the medium-term management plan, aiming to realize solution sales that can enhance quality and technical capabilities and provide proposals at an earlier stage of the process. In addition, he holds qualifications as a professional engineer (construction) and a surveyor. We have determined that he will provide useful opinions and advice to the Company, and we therefore request his continued election as an outside director.

Candidate Number	Name (Date of birth)	Brief personal history, position at the Company, and responsibilities (status of significant concurrent positions)		Number of shares of the Company held
6	Hiromi Fujita (Born May 12, 1955)	April 1978	Joined Fuji Electric Instrumentation Co., Ltd.	- shares
		April 1983	Joined Bellsystem24, Inc.
		June 1987	Joined Moshi Moshi Hotline, Inc. (currently Altius Link, Inc.), General Manager of Operations Department
		June 1991	General Manager, Education and Training Department, Moshi Moshi Hotline, Inc.
		June 1993	General Manager, Planning and Sales Promotion Department, Moshi Moshi Hotline, Inc.
		June 1996	General Manager of Planning and Sales Promotion Department, and General Manager of Education and Training Department, Moshi Moshi Hotline, Inc.
		June 1999	Director, Moshi Moshi Hotline, Inc.
		June 2004	Director, Managing Executive Officer, Moshi Moshi Hotline, Inc.
		June 2008	Director, Senior Managing Executive Officer, Moshi Moshi Hotline, Inc.
		August 2009	Representative Director, J-sol Inc. (current)
		August 2023	Director of the Company (current)

[Reasons for nomination as a candidate for outside director and expected role]

Hiromi Fujita has been involved in the establishment of the operation department, which handles operational tasks, and the operational management of call centers as a founding member of the current Altius Link, Inc. We have determined that her abundant experience and knowledge will allow her to provide useful opinions and advice for improvements aimed at enhancing the quality and reliability of our services. Furthermore, she has experience in building CSR and diversity initiatives, particularly in activities promoting the advancement of women. In aiming to enhance our medium-term corporate value, we have determined that her experience and insights are necessary to improve the effectiveness of our decision-making, and we therefore request her continued election as an outside director.

(Note) 1. There are no special interests between any of the director candidates and the Company.

2.	Noriaki Masaki and Hiromi Fujita are candidates for outside director.

3.	The tenure of Noriaki Masaki and Hiromi Fujita as outside directors of the Company will be three years at the conclusion of this Ordinary General Meeting of Shareholders.

4.

The Company has entered into an agreement with Noriaki Masaki and Hiromi Fujita to limit their liability for damages under Article 423, paragraph (1) of the Companies Act, in accordance with the provisions of Article

427, paragraph (1) of the same Act. The maximum amount of liability for damages under said agreement is the minimum liability amount stipulated by laws and regulations. If the reappointment of both candidates is approved, the Company plans to continue said agreement.

5.

The Company has registered Noriaki Masaki and Hiromi Fujita as independent directors with the Tokyo Stock Exchange in accordance with the regulations of said exchange. If the reappointment of both candidates is approved, the Company plans to continue to designate them as independent directors.

6.

The Company has entered into a directors and officers liability insurance contract as stipulated in Article 430-3, paragraph (1) of the Companies Act, and this insurance contract covers legal damages and litigation expenses in the event that a claim for damages is made against an insured person during the insurance period due to acts performed by the insured person based on their position. Each candidate will be included as an insured person under said insurance contract. In addition, the Company plans to renew said insurance contract with the same terms at the time of the next renewal.

Proposal No. 3: Election of Three Audit & Supervisory Board Members

All three Audit & Supervisory Board members will complete their terms of office at the conclusion of this General Meeting of Shareholders. Accordingly, we request the election of three Audit & Supervisory Board members.

Please note that the Audit & Supervisory Board has given its consent to this proposal.

The candidates for Audit & Supervisory Board member are as follows.

Candidate Number	Name (Date of birth)	Brief personal history and position at the Company (status of significant concurrent positions)		Number of shares of the Company held
1	Makoto Kaiba (Born April 10, 1959)	April 1982	Joined The Sanwa Bank, Ltd. (currently MUFG Bank, Ltd.)	- shares
		January 2002	General Manager of the Shin-Osaka-Ekimae Branch and Managing Director of the Corporate Banking Division, The Sanwa Bank, Ltd.
		April 2005	General Manager of the Kyoto-Ekimae Branch and Managing Director of the Corporate Banking Division, The Sanwa Bank, Ltd.
		July 2007	Managing Director, Retail Human Resources Division, The Sanwa Bank, Ltd.
		February 2010	Managing Director, Osaka Banking Division, The Sanwa Bank, Ltd.
		June 2012	Joined Toyo Carmax Corporation as General Manager of Petroleum Sales Department No. 2
		June 2013	Executive Officer, General Manager of Petroleum Sales Department No. 2, Toyo Carmax Corporation
		June 2016	Managing Director, General Manager of General Affairs Department, and General Manager of Accounting Department, Toyo Carmax Corporation
		June 2019	Senior Managing Director, in charge of General Affairs Department, Accounting Department, and System Department, Toyo Carmax Corporation
		May 2020	Director, Momoyama Gakuin (current)
		July 2022	Joined the Company as General Manager in charge of Management Administration Division
		August 2022	Audit & Supervisory Board member of the Company (current)

[Reasons for nomination as a candidate for Audit & Supervisory Board member]

Makoto Kaiba has been involved in financial operations for many years and possesses extensive experience. In addition, he has engaged in various operations at other companies, including in sales and administrative departments, and has also experienced corporate management as a director. Based on his knowledge and experience, we have determined that he is capable of auditing the execution of duties by directors from an objective and fair standpoint, and we therefore request his continued election as Audit & Supervisory Board member.

Candidate Number	Name (Date of birth)	Brief personal history and position at the Company (status of significant concurrent positions)		Number of shares of the Company held
2	Akira Kitaoka (Born August 12, 1957)	April 1980	Joined Nikko Securities Co., Ltd. (currently SMBC Nikko Securities Inc.)	- shares
		September 1985	Joined Akamatsu Tax Accountant Office
		September 1988	Joined Nakayama Tax Accountant Office
		April 1992	Established Kitaoka Tax Accountant Office Head (current)
		August 2007	Audit & Supervisory Board member of the Company (current)

[Reasons for nomination as a candidate for outside Audit & Supervisory Board member]

Akira Kitaoka is the head of the Kitaoka Tax Accountant Office. Through his work as a certified public tax accountant, he has interacted with many business managers and possesses extensive experience and deep insight in finance and accounting. We believe he is capable of monitoring management with independence. Based on his track record, we have determined that his involvement in the auditing and supervision of the Company will lead to the enhancement of our corporate value and the strengthening of our corporate governance, and we therefore request his continued election as an outside Audit & Supervisory Board member.

Candidate Number	Name (Date of birth)	Brief personal history and position at the Company (status of significant concurrent positions)		Number of shares of the Company held
3	Masakazu Ogino (Born December 10, 1977)	October 2002	Registered as an attorney	- shares
		November 2006	Head of Tatsuno Himawari Fund Law Office
		March 2011	Head of Tatsuno Law Office (current)
		April 2015	Vice President, Hyogo-ken Bar Association
		August 2015	Audit & Supervisory Board member of the Company (current)
		June 2023	Director, Kawase Computer Supplies Co., Ltd. (Audit and Supervisory Committee member) (current)

[Reasons for nomination as a candidate for outside Audit & Supervisory Board member]

Masakazu Ogino possesses a high level of professional expertise in corporate legal affairs and general legal matters based on his extensive experience as an attorney. We have determined that he will contribute to the strengthening of the Company’s corporate governance by providing objective and fair audits, primarily from a legal perspective, as well as beneficial opinions to the Board of Directors, and we therefore request his continued election as an outside Audit & Supervisory Board member.

(Note) 1.	There are no special interests between any of the candidates for Audit & Supervisory Board member and the Company.

2.	Akira Kitaoka and Masakazu Ogino are candidates for outside Audit & Supervisory Board member.

3.

Akira Kitaoka is currently an outside Audit & Supervisory Board member of the Company, and his tenure as an outside Audit & Supervisory Board member will be 19 years at the conclusion of this General Meeting of Shareholders.

4.

Masakazu Ogino is currently an outside Audit & Supervisory Board member of the Company, and his tenure as an outside Audit & Supervisory Board member will be 11 years at the conclusion of this General Meeting of Shareholders.

5.

The Company has entered into an agreement with Akira Kitaoka and Masakazu Ogino to limit their liability for damages under Article 423, paragraph (1) of the Companies Act, in accordance with the provisions of Article 427, paragraph (1) of the same Act. The maximum amount of liability for damages under said agreement is the minimum liability amount stipulated by laws and regulations. If the reappointment of both candidates is approved, the Company plans to continue said agreement.

6.

The Company has registered Akira Kitaoka and Masakazu Ogino as independent auditors in accordance with the regulations of the Tokyo Stock Exchange. If the reappointment of both candidates is approved, the Company plans to continue to designate them as independent auditors.

7.

The Company has entered into a directors and officers liability insurance contract as stipulated in Article 430-3, paragraph (1) of the Companies Act, and this insurance covers legal damages and litigation expenses in the event that a claim for damages is made against an insured person during the insurance period due to acts performed by the insured person based on their position. Each candidate will be included as an insured person under said insurance contract. In addition, the Company plans to renew said insurance contract with the same terms at the time of the next renewal.

Proposal No. 4: Approval of Share Exchange Agreement with Shin Maint Holdings Co., Ltd.

The Company and Shin Maint Holdings Co., Ltd. (hereinafter referred to as “Shin Maint HD”; the Company and Shin Maint HD are collectively referred to as the “Companies”) decided at their respective board of director meetings held on July 15, 2026, to conduct a business integration (hereinafter referred to as the “Business Integration”) based on a spirit of equality between the Companies. Accordingly, the Companies decided to implement a share exchange (hereinafter referred to as the “Share Exchange”) to realize the Business Integration, with Shin Maint HD as the “stock company acquiring all of the issued shares” (wholly owning parent company resulting from the share exchange) as defined in Article 767 of the Companies Act, and the Company as the “stock company effecting the share transfer” (wholly owned subsidiary company resulting from the share exchange) as defined in Article 768, paragraph (1), item (i) of the Companies Act, and concluded a business integration agreement (hereinafter referred to as the “Business Integration Agreement”) and a share exchange agreement (hereinafter referred to as the “Share Exchange Agreement”) on July 15, 2026.

Accordingly, we request your approval of the Share Exchange Agreement.

The Share Exchange is scheduled to be implemented on December 1, 2026, as the effective date, provided that the Share Exchange Agreement is approved at an extraordinary general meeting of shareholders of Shin Maint HD scheduled for September 4, 2026, and at the 49th Ordinary General Meeting of Shareholders of the Company scheduled for August 28, 2026.

In addition, prior to the effective date of the Share Exchange, the Company’s common stock is scheduled to be delisted from the Standard Market of the Tokyo Stock Exchange, Inc. on November 27, 2026 (the final trading date will be November 26, 2026).

The reasons for conducting the Share Exchange, an overview of the Share Exchange Agreement, and other matters regarding this proposal are as follows.

1. Reasons for conducting the Share Exchange(Purpose of the Business Integration)

In July 1977, the Company was spun off from Hyogo Kiko Co., Ltd. and established in Himeji, Hyogo on the occasion of its business alliance with Sanyo Air Conditioning System Services Co., Ltd. (currently, Panasonic HVAC & CC Systems Co., Ltd.), aiming to offer infrastructure for safe and comfortable spaces under the business policy of “contributing to society through environmental improvement centered on maintenance”. Since its founding, the Company has been performing maintenance for large air-conditioning equipment as a manufacturer-designated service shop of the Panasonic Group, as well as providing total maintenance services that handle everything from design and construction to maintenance and repairs for equipment such as kitchen equipment, electrical equipment, water supply and drainage, and sanitation equipment. The Company has established call centers in Japan and Shanghai, China to respond to emergency repairs 24 hours a day, 365 days a year, and in recent years has expanded business areas to construction for energy-saving equipment renewal and environmental solutions.

Meanwhile, Shin Maint HD was founded in October 1999, and became a holding company in September 2017 with Shin Pro Maint Inc. and TESCO Co., Ltd. as subsidiaries. The Shin Maint HD Group upholds its management principle, “Mushin (Dream

Anew),” under which it aims to be a group that continues to take on new challenges with the dream of realizing a rich life and a prosperous society. The Shin Maint HD Group has, as its major customers, leading companies in the food service industry, the merchandise and retail industry, the long-term care industry, etc., and as its primary business, performs maintenance at stores and facilities on malfunctioning equipment and devices and issues with building interiors and exteriors on behalf of the head offices of customers. Specifically, the Shin Maint HD Group provides one-stop maintenance services in which it receives maintenance requests from stores and facilities across Japan, and selects and dispatches suitable subcontractors (maintenance keepers) from among over 10,000 Shin Maint HD subcontractors across Japan depending on the type, region, nature, etc. of requests, to resolve issues with equipment and devices and building interior and exteriors at stores and facilities.

The Companies expect that in the maintenance service market in which they operate, demand for maintenance will remain structurally firm against a backdrop of demand for renovation and renewal of aging buildings and equipment as well as a backdrop of responses to energy conservation and carbon neutrality, reduction of electricity expenses, responses to various laws and regulations, etc. At the same time, the role that customers demand that maintenance operators fulfill is shifting from an “ad-hoc,” as-needed partner which responds to failures and performs one-off work to a “continuous partner” which performs inspections, repairs, renewals, and preventive maintenance, as well as offering energy-saving proposals, on an ongoing basis. The Companies believe that in such an environment, in addition to the ability to accumulate individual construction work and spot projects, the key to continuous growth is the ability to accumulate revenue from maintenance on a stable and continuous basis while deepening ongoing relationships with customers.

In capturing such growth opportunities, there are business challenges that the Companies share. Both Companies face the challenges of soaring energy and raw material prices and the destabilization of logistics, as well as how to ensure a stable system for providing services, and to ensure the maintenance and quality of a network of subcontractors and professionals against a backdrop of worsening labor shortages due to a shrinking labor force. Further, changes to the competitive environment are expected due to a movement on the part of customers to perform maintenance in-house, and industry reorganization; therefore, the Companies recognize that there are certain limitations for each company to respond individually to such environmental changes and realize continuous growth.

Recognizing this, the Companies have exchanged opinions at the management level and deepened their mutual understanding as leading companies in the same industry of providing total maintenance services nationwide. Through this process, the Companies have come to share the recognition that by bringing together each other’s business resources on an equal footing, it is possible to strengthen their business foundations and enhance their corporate values, which each company cannot realize on its own.

The Business Integration originated approximately 10 years ago from the commencement of meetings between the founders of the Companies. Since then, the Companies have held meetings about once a year to deepen mutual understanding. In the process of discussions and examinations, the Companies determined that as a result of the Business Integration, the mutual utilization of customer bases, professionals, technical capabilities, know-how, and other business resources developed up to now by the Companies, and the establishment of a strong business foundation which would make it possible to improve service quality and business efficiency would contribute to maximization of the value to be provided to customers and further enhancement of the corporate value of the Companies’ groups. Therefore, the Companies entered into the Business Integration Agreement and Share Exchange Agreement following resolutions at board of directors meetings of the Companies held on July 15, 2026 to implement the Business Integration.

The Business Integration will be implemented by way of a holding company structure, adopting a commonly-used method for the purpose of advancing business integration in an efficient manner, and use Shin Maint HD as the holding company since it already adopts a holding company structure. Specifically, subject to the approval of the Business Integration at the Companies’ shareholders meetings, the Company and Shin Maint HD will implement the Share Exchange, and Shin Maint HD will change its trade name to “SANKI Shin Maint Holdings Co., Ltd.”

The business purpose of the Business Integration is that the Companies’ strengths have mutually complementary orientations. The Company’s strengths are its technical capabilities and on-site execution capabilities supported by over 300 engineers. Meanwhile, Shin Maint HD’s strength is its ability to operate its maintenance platform through reception, dispatch, project management, and other control tower functions for customers operating many stores nationwide. The Companies will integrate these technical capabilities and platform operation capabilities through the Business Integration, and concurrently expand customer bases (customer portfolios) and service areas among existing customers (expansion of shares within customers), as well as expanding services from a starting point of continuous maintenance to renewal, preventive maintenance, energy-saving proposals, etc. with the aim of maximizing the value to be provided to customers and enhancing corporate value.

The Companies envision the following synergies resulting from the implementation of the Business Integration.

(1)	Creation of Cross-Selling Opportunities through Mutual Utilization of Customer Bases

The Companies understand that each has a strong customer base in a different industry, and the business relationships with customers and industry knowledge that they have cultivated until now complement each other. After the Business Integration, the Companies will create cross-selling opportunities by utilizing each other’s customer bases and referring customers to each other. By doing so, the Companies will be able to provide services to customers each company could not fully reach on its own, and to increase the value provided to customers by providing customers with end-to-end services throughout the group. Further, by sharing information on customer needs and proposal know-how possessed by the Companies’ sales representatives, it will become possible to make proposals with higher added value by meeting the challenges faced by each customer, as well as to improve customer satisfaction and strengthen ongoing business relationships.

(2)	Improvement of Service Quality by Sharing Technical Capabilities and Know-how

The services provided by the Companies differ in terms of customer issues they address and areas in which service is provided, and therefore, technical capabilities and know-how cultivated through the provision of services are also different between the Companies. After the Business Integration, by sharing their technical capabilities and know-how, the Companies will further improve the services to be provided. Specifically, either company’s professional technical capabilities and know-how will be incorporated in the other company’s process for providing services, thereby enabling the sophistication of service quality and expansion of the areas in which service is provided. Further, by operating their businesses in a manner that makes the best use of the strengths of each company while sharing with each other their best on-site practices, the Companies will improve the service quality of the overall group, and develop new services combining their knowledge and experience.

(3)	Strengthening of Business Foundation through Mutual Utilization of Know-How on Service Provision System

The primary service provision system the Companies currently use is one in which Shin Maint HD provides services using its network of subcontractors, while the Company provides services using mostly its own employees. After the Business Integration, by sharing with each other know-how on establishing and managing a network of subcontractors and know-how on training and work standardization pertaining to service provision by a company’s own employees, and combining a stable and high-quality service provision system that uses a company’s own employees with a flexible and highly scalable service provision system that uses a network of subcontractors, the Companies will strengthen their business foundations. Additionally, since flexible response to increases and decreases in demand and in accordance with the state of secured personnel for each region becomes possible, the Companies believe that their response capabilities will be improved, and opportunities to receive orders will be maximized.

(4)	Sales Area Expansion and Cost Efficiency through Mutual Utilization and Optimization of Sales Bases

The Companies each have sales bases in different regions, which means that the Companies complement each other in terms of sales areas. After the Business Integration, by mutually utilizing each other’s sales bases, the Companies will find customers in regions where neither company was able to fully operate sales activities until now, and expand sales areas. The Companies consider that in regions where their sales bases do not overlap, using the regional network of a sales base which will become newly available will enable more efficient approaches to new customers. On the other hand, in regions where the Companies’ sales bases overlap, while each company will maintain its customer response capabilities and sales functions to maintain its uniqueness, the Companies will optimize the locations of sales bases and the distribution of sales personnel, reorganize overlapping work, and take other measures, as needed, to reduce costs and improve sales efficiency.

(5)	Enhancement of Management Efficiency by Consolidating Corporate Functions, etc.

The Companies believe that after the Business Integration, it will be possible to reduce the cost of administrative departments and improve the management efficiency of the overall group by improving the efficiency of the head office functions and reducing listing costs. Specifically, overlapping functions of the administrative departments will be reorganized, and work processes will be standardized with the aim of improving the efficiency of corporate work and reducing administrative costs. In the long term, regarding the core systems, etc. used by the Companies, the Companies will consider reducing system operation costs and enhancing data utilization through gradual consolidation, giving consideration to work-related needs and migration risks, etc. It is expected that the business administration system of the overall group can thereby be improved, and limited business resources can be selectively distributed to areas where growth is highly expected.

2. Details of the Share Exchange Agreement

The details of the Share Exchange Agreement concluded between the Company and Shin Maint HD on July 15, 2026, are as follows.

Share Exchange Agreement

Shin Maint Holdings Co., Ltd. (hereinafter referred to as “Party A”) and Sanki Service Corporation (hereinafter referred to as “Party B”) concluded this share exchange agreement (hereinafter referred to as “this Agreement”) on July 15, 2026 (hereinafter referred to as the “Agreement Execution Date”) as follows.

Article 1 (Share Exchange)

Party A and Party B shall, in accordance with the provisions of this Agreement, conduct a share exchange (hereinafter referred to as the “Share Exchange”) in which Party A shall be the “stock company acquiring all of the issued shares” (wholly owning parent company resulting from the share exchange) as defined in Article 767 of the Companies Act, and Party B shall be the “stock company effecting the share transfer” (wholly owned subsidiary company resulting from the share exchange) as defined in Article 768, paragraph (1), item (i) of the Companies Act, and Party A shall, through the Share Exchange, acquire all of the issued shares of Party B (excluding, however, the shares of Party B held by Party A; hereinafter the same shall apply).

Article 2 (Trade Name and Address)

The trade names and addresses of Party A and Party B are as follows, respectively.

Party A:

Trade name: Shin Maint Holdings Co., Ltd.

Address: 4-12-6 Higashishinagawa, Shinagawa-ku, Tokyo

Party B:

Trade name: Sanki Service Corporation

Address: 576-1 Abokabuto, Himeji City, Hyogo

Article 3 (Shares to Be Delivered upon the Share Exchange and Their Allotment)

1.

Upon the Share Exchange, Party A shall, to the shareholders of Party B (provided, however, that this refers to the shareholders after the cancellation of Party B’s treasury shares pursuant to Article 10, excluding Party A; hereinafter referred to as the “Shareholders Eligible for Allotment”) immediately prior to the point in time when Party A acquires all of the issued shares of Party B through the Share Exchange (hereinafter referred to as the “Record Time”), in lieu of the common shares of Party B held by them, deliver a number of common shares of Party A obtained by multiplying the total number of common shares of Party B held by them by 1.920.

2.

Upon the Share Exchange, Party A shall allot the common shares of Party A referred to in the preceding paragraph to the Shareholders Eligible for Allotment at a ratio of 1.920 common shares of Party A for each common share of Party B held by them.

3.

If there is any fraction of less than one share in the number of common shares of Party A to be allotted by Party A to the Shareholders Eligible for Allotment in accordance with the preceding two paragraphs, Party A shall dispose of such fraction in accordance with the provisions of Article 234 of the Companies Act and other relevant laws and regulations.

Article 4 (Matters Concerning Stated Capital and Reserves)

The amounts of stated capital and reserves of Party A to be increased as a result of the Share Exchange shall be as follows.

Amount of stated capital: 0 yen

Amount of legal capital surplus: An amount separately and appropriately determined by Party A in accordance with the provisions of Article 39 of the Regulations for Corporate Accounting

Amount of legal retained earnings: 0 yen

Article 5 (Effective Date)

The effective date of the Share Exchange (hereinafter referred to as the “Effective Date”) shall be December 1, 2026. However, if necessary due to the progress of the procedures for the Share Exchange or for other reasons, Party A and Party B may change this date upon consultation and agreement.

Article 6 (Approval of Share Exchange Agreement)

1.

Party A shall hold a shareholders’ meeting on September 4, 2026, or on a date separately agreed upon by Party A and Party B, and shall seek resolutions for the approval of this Agreement and matters necessary for the Share Exchange.

2.

Party B shall hold a shareholders’ meeting on August 28, 2026, or on a date separately agreed upon by Party A and Party B, and shall seek resolutions for the approval of this Agreement and matters necessary for the Share Exchange.

Article 7 (Election of Directors and Audit & Supervisory Board Members)

Party A shall submit a proposal to the shareholders’ meeting of Party A stipulated in Article 6 to the effect that five director candidates and two Audit & Supervisory Board member candidates separately designated by Party B shall be elected as directors and Audit & Supervisory Board members of Party A, and shall seek a resolution for such approval. However, the effectiveness of the election based on said proposal for the election of directors and Audit & Supervisory Board members shall take effect on the Effective Date, subject to the effectiveness of the Share Exchange.

Article 8 (Management of Company Assets, etc.)

From the Agreement Execution Date until the Effective Date, Party A and Party B shall each conduct their business operations and manage and operate their assets with the due care of a prudent manager, and shall cause their respective subsidiaries to do the same. Except for actions separately stipulated in this Agreement, if either party intends to perform, or cause its respective subsidiaries to perform, any action that may have a material impact on its assets, rights, or obligations, or any action that may have a material impact on the execution of the Share Exchange or the terms and conditions of the Share Exchange, such party shall do so, or cause such action to be performed, only after consultation and agreement between Party A and Party B in advance.

Article 9 (Dividends of Surplus)

1.	Party B may pay dividends of surplus with a record date of May 31, 2026, up to a limit of 30 yen per share.

2.

Party A and Party B shall not pay any dividends of surplus with a record date on any day between the Agreement Execution Date and the Effective Date, and shall not acquire any treasury shares with an acquisition date on any day between the Agreement Execution Date and the Effective Date (excluding cases where treasury shares must be acquired in response to the exercise of shareholders’ rights in accordance with applicable laws and regulations).

Article 10 (Cancellation of Treasury Shares)

Party B shall, by a resolution of its Board of Directors to be made by the day immediately preceding the Effective Date, cancel at the Record Time all of its treasury shares held at the Record Time (including treasury shares acquired in response to a demand for share purchase by dissenting shareholders as stipulated in Article 785, paragraph (1) of the Companies Act, which is exercised in connection with the Share Exchange).

Article 11 (Amendment and Termination of This Agreement)

1.

If, between the Agreement Execution Date and the day immediately preceding the Effective Date, a material change occurs in the financial or business condition of Party A or Party B, a situation occurs or is discovered that would materially impede the execution of the Share Exchange or the establishment of the management structure after the Share Exchange, or any other situation occurs or is discovered that makes it difficult to achieve the purpose of this Agreement, Party A and Party B may, upon consultation and agreement, change the terms and conditions of the Share Exchange or other contents of this Agreement, or terminate this Agreement.

2.

If, between the Agreement Execution Date and the day immediately preceding the Effective Date, the other party breaches any provision of this Agreement, Party A and Party B may, after giving notice to the other party to rectify such breach within a reasonable period of time, terminate this Agreement if such breach is not rectified within that period.

Article 12 (Effectiveness of This Agreement)

This Agreement shall lose its effect if the approval of this Agreement by the shareholders’ meeting of Party A or Party B as stipulated in Article 6 is not obtained by the day immediately preceding the Effective Date, if the approval of the proposal for the election of directors by the shareholders’ meeting of Party A as stipulated in Article 7 is not obtained, if the approvals, etc. of the relevant government agencies stipulated by domestic or foreign laws and regulations necessary for the execution of the Share Exchange (including, but not limited to, the effectiveness of notifications to relevant government agencies) are not obtained by the day immediately preceding the Effective Date, or if this Agreement is terminated in accordance with the preceding Article.

Article 13 (Governing Law and Jurisdiction)

1.	This Agreement shall be governed by and construed in accordance with the laws of Japan.

2.	In the event that any dispute arises regarding the performance or interpretation of this Agreement, the Tokyo District Court shall be the exclusive agreed court of first instance.

Article 14 (Consultation)

Matters not stipulated in this Agreement and other necessary matters regarding the Share Exchange shall be determined by Party A and Party B through good-faith consultation and agreement in accordance with the purpose of this Agreement, and if any doubt arises regarding the interpretation of the contents of this Agreement, Party A and Party B shall resolve it through good-faith consultation and agreement.

In witness whereof, this Agreement has been prepared in duplicate, and Party A and Party B have each signed and sealed it and shall each retain one copy thereof.

July 15, 2026

Party A: 4-12-6 Higashishinagawa, Shinagawa-ku, Tokyo Shin Maint Holdings Co., Ltd. Representative Director Hideo Naito

Party B: 576-1 Abokabuto, Himeji City, Hyogo Sanki Service Corporation Representative Director Tatsuo Hitakoshi

3. Terms of Allotment for the Share Exchange

	Shin Maint HD	Sanki Service

Allotment ratio for the Share Exchange	1	1.920

Number of shares to be delivered in the Share Exchange	Shin Maint HD stock: 11,179,572 shares (planned)

(Note 1) Share allotment ratio

Shin Maint HD will allot and deliver 1.920 shares of Shin Maint HD stock for each share of the Company’s stock. However, no shares will be allotted in the Share Exchange with respect to the Sanki Service stock held by Shin Maint HD as of the Record Time (as defined below). The above allotment ratio in the Share Exchange (hereinafter referred to as “Share Exchange Ratio”) is subject to change upon mutual discussion and agreement between the Companies in the event of any material change to the assumptions on which the calculation of the Share Exchange Ratio is based.

(Note 2) Number of shares of the Shin Maint HD stock to be delivered in the Share Exchange

Upon the Share Exchange, Shin Maint HD will deliver the shares of Shin Maint HD stock to the Company’s shareholders (provided, however, that this refers to the shareholders after the cancellation of treasury shares below) as of the point in time immediately prior to Shin Maint HD’s acquisition of all issued shares of the Company through the Share Exchange (hereinafter referred to as the “Record Time”), in lieu of the Company’s stock held by each shareholder and in a number calculated by multiplying the total number of shares of the Company’s stock held by each shareholder by the Share Exchange Ratio. Further, the shares to be delivered by Shin Maint HD will be delivered as a result of the issuance of new shares (11,179,572 shares).

By a resolution of a meeting of the Board of Directors of the Company to be held on or before the day immediately preceding the effective date of the Share Exchange, the Company plans to cancel as of the Record Time all treasury shares held as of the Record Time, including shares of the restricted stock the Company allotted as restricted stock compensation to officers (hereinafter referred to as “Restricted Stock”) for which transfer restrictions were not lifted as of the business day preceding the effective date of the Share Exchange and which the Company will acquire at no cost, as well as the shares acquired in response to demands for purchase of shares by dissenting shareholders under Article 785, paragraph (1) of the Companies Act in relation to the Share Exchange. The number of shares to be delivered as a result of the Share Exchange may be revised going forward, due to reasons such as the acquisition and cancellation of the Company’s treasury shares.

(Note 3) Treatment of shares of less than one unit

The shareholders of the Company who will hold shares of less than one unit (i.e., fewer than 100 shares) in Shin Maint HD as a result of the Share Exchange, will be entitled to use the following program concerning the Shin Maint HD stock as shares of less than one unit cannot be sold on the financial instruments exchange market.

•	Demand for purchase of shares of less than one unit (sale of shares of less than one unit (100 shares))

Under Article 192, paragraph (1) of the Companies Act, shareholders who hold shares of less than one unit in Shin Maint HD may request that Shin Maint HD buy back their shares of less than one unit.

(Note 4) Treatment of fractional shares

If any shareholder of the Company is to receive a fraction of less than one share of the Shin Maint HD stock in connection with the Share Exchange, Shin Maint HD will, pursuant to Article 234 of the Companies Act and other relevant laws and regulations, sell the Shin Maint HD stock in a number equivalent to the total sum of such fractional shares (any fraction of less than one share in the total number will be rounded down) and deliver the sales proceeds to such shareholders in proportion to their fractional shares.

4. Basis for the Terms of Allotment for the Share Exchange

(1) Basis and Reasons for the Terms of Allotment

In order to ensure fairness and appropriateness in calculating the Share Exchange Ratio as stated in “(3) Terms of Allotment for the Share Exchange” of “2. Summary of the Share Exchange” above, the Companies each appointed a third-party valuation firm and various advisors, independent of the Companies. Prior to beginning full-fledged discussions, Shin Maint HD retained Japan Blue M&A Advisory, Ltd. (“JBMA”) as its financial advisor and third-party valuation firm and TMI Associates as its legal advisor, and Sanki Service retained Maxus Corporate Advisory Inc. (“Maxus Corporate Advisory”) as its financial advisor and third-party valuation firm and Hibiya-Nakata as its legal advisor.

As described in “(4) Measures to Ensure Fairness” below, as a result of careful discussions and examination based on the share exchange ratio valuation report dated July 14, 2026 acquired from JBMA, Shin Maint HD’s financial advisor and third-party valuation firm, advice from TMI Associates, its legal advisor, and the results of due diligence conducted by Shin Maint HD on Sanki Service from mid-May to late June 2026, Shin Maint HD has concluded that the Share Exchange Ratio is appropriate and serves the interests of the shareholders of Shin Maint HD. Therefore, Shin Maint HD has determined that implementing the Share Exchange using the Share Exchange Ratio is appropriate.

On the other hand, as described in “(4) Measures to Ensure Fairness” below, as a result of careful discussions and examination based on the share exchange ratio valuation report dated July 14, 2026 acquired from Maxus Corporate Advisory, Sanki Service’s financial advisor and third-party valuation firm, advice from Hibiya-Nakata, its legal advisor, and the results of due diligence conducted by Sanki Service on Shin Maint HD from mid-May to late June 2026, Sanki Service has concluded that the Share Exchange Ratio is appropriate and serves the interests of the shareholders of Sanki Service. Therefore, Sanki Service has determined that implementing the Share Exchange using the Share Exchange Ratio is appropriate.

As described above, the Companies carefully reviewed the results of the due diligence conducted by each party on the other party, with consideration to the calculation results of the share exchange ratio submitted by the Companies’ respective third-party valuation firms and the advice from the Companies’ respective legal advisors, and held a series of negotiations and discussions while giving comprehensive consideration to such factors as the financial conditions, asset conditions, and future prospects of the Companies. As a result, the Companies have determined that the Share Exchange Ratio is appropriate and will contribute to the interests of the shareholders of the Companies. Therefore, the Companies have agreed to implement the Share Exchange using the Share Exchange Ratio.

However, the Share Exchange Ratio is subject to change, in accordance with the Share Exchange Agreement, upon mutual discussion and agreement between the Companies in the event of any material change to the assumptions used as the basis of the calculation.

(2) Matters Concerning Calculation of the Share Exchange Ratio

1. Names of valuation firms and relationship with the Companies

Both JBMA, the third-party valuation firm of Shin Maint HD, and Maxus Corporate Advisory, the third-party valuation firm of the Company, are valuation firms independent of the Companies and do not constitute related parties of the Companies, with no material interests that should be disclosed in connection with the Share Exchange.

Mizuho Bank, Ltd. (“Mizuho Bank”), a group company of JBMA, has performed financing transactions for Shin Maint HD as part of normal banking transactions, but has no material interests pertaining to a conflict of interest with Shin Maint HD in relation to the Share Exchange. According to JBMA, JBMA has established and implemented an appropriate system to avoid conflicts of interests with Mizuho Bank, such as information barrier measures, and has calculated the share exchange ratio from a position independent from the lender of Mizuho Bank. Appropriate measures to prevent adverse effects have been established between JBMA and Mizuho Bank, and since Shin Maint HD and JBMA are implementing transactions with the same terms and conditions as those of ordinary transaction partners, sufficient independence has been ensured in JBMA carrying out its duties as a financial advisor and third-party valuation firm in the Share Exchange. Therefore, Shin Maint HD has determined that there is no particular problem in relation to requesting a share valuation of Shin Maint HD stock from JBMA.

While the fees payable to JBMA in relation to the Share Exchange include a contingency fee to be paid contingent on the closing of the Share Exchange, it has been determined that, taking into account the general practices for similar transactions, the appropriateness of a compensation structure that would result in Shin Maint HD incurring a considerable financial burden in a case where the Share Exchange is not completed, and the like, the inclusion of a contingency fee to be paid contingent on the completion of the Share Exchange does not negate JBMA’s independence. Additionally, while the fees payable to Maxus Corporate Advisory in relation to the Share Exchange include a contingency fee to be paid contingent on the closing of the Share Exchange, it has been determined that, taking into account the general practices for similar transactions, the appropriateness of a compensation structure that would result in the Company incurring a considerable financial burden in a case where the Share Exchange is not completed, and the like, the inclusion of a contingency fee to be paid contingent on the completion of the Share Exchange does not negate Maxus Corporate Advisory’s independence.

2. Overview of the calculation

(i) Calculation by JBMA

For the share exchange ratio, JBMA conducted valuations using, as valuation methods: market share price analysis, since Shin Maint HD’s common stock is listed on the Growth Market of the TSE, the Company’s common stock is listed on the Standard Market of the TSE, and market share prices are available for the Companies; comparable company analysis, since the Companies have more than one comparable listed company, making it possible to estimate their equity values using the comparable company analysis; and discount cash flow analysis (“DCF Analysis”) to reflect the future business activities of the Companies in the valuation.

The results of the share exchange ratio calculation under each valuation method, when using 1 as the equity value per share of the Shin Maint HD stock, are as follows.

Method	Calculated share exchange ratio range

Market share price analysis	1.540 – 1.745

Comparable company analysis	1.581 – 1.967

DCF Analysis	1.103 – 2.420

In the market share price analysis, using July 14, 2026 as the valuation reference date, the closing prices on the TSE on the valuation reference date and the simple average of the closing prices for the one month, three months, and six months dating from the valuation reference date were used for the respective valuations, and based on the results thereof, a share exchange ratio range was calculated.

In the DCF Analysis, corporate value was evaluated by discounting future cashflows and the like on the basis of financial forecasts prepared by the Companies to a present value at a certain discount rate. Note that the financial forecasts of both companies, which JBMA used as the basis of its valuations in the DCF Analysis, do not include business years for which a significant increase or decrease in profits is foreseen; however, such reports include business years for which a significant increase in free cash flow is expected. Specifically, Shin Maint HD expects a significant increase in free cash flow for the business year ending February 2028 as a result of eliminating the cause for the temporary increase in working capital which arose during the previous business year, and the Company expects a significant increase in free cash flow for the business year ending May 2027 as a result of eliminating the cause for the temporary increase in working capital which arose during the previous business year, as well as for the business years ending May 2029 and May 2030 as a result of improved operating profit margins and reduction of the increase in working capital compared to previous business years.

In calculating the above share exchange ratio, JBMA, in principle, used public information and information presented to JBMA as is, assumed that such materials and information, etc. were all accurate and complete, and did not independently verify the accuracy and completeness of such information, nor is JBMA obligated to do so. JBMA also did not perform any independent valuation or assessment of the assets or liabilities (including derivative transactions, off-balance sheet assets and liabilities, and other contingent liabilities) of the Companies and their affiliates, nor did JBMA request a third party institution to conduct an appraisal or assessment of such assets or liabilities. JBMA assumed that the business plans, financial forecasts, and other information related to the future provided by Shin Maint HD were reasonably prepared by Shin Maint HD’s management on the basis of the best forecasts and judgments possible at the present time, and that the business plans, financial forecasts, and other information related to the future provided by the Company were reasonably prepared by the Company’s management on the basis of the best forecasts and judgments possible at the present time. JBMA relied on such information without independent verification of the accuracy, appropriateness, and feasibility of Shin Maint HD and the Company’s business plans. JBMA’s valuation of the share exchange ratio reflects the information obtained by JBMA and the economic conditions existing up to July 14, 2026. The sole purpose of JBMA’s valuation is to be used as a reference by the board of directors of Shin Maint HD in considering the Share Exchange Ratio.

(ii) Calculation by Maxus Corporate Advisory

For the share exchange ratio, Maxus Corporate Advisory conducted valuations using, as valuation methods: average market share price analysis, since the Company’s common stock is listed on the Standard Market of the TSE, Shin Maint HD’s common stock is listed on the Growth Market of the TSE, and market share prices are available for the Companies; comparable company analysis, since the Companies have more than one comparable listed company, making it possible to estimate their equity values using the comparable company analysis; and DCF Analysis to reflect the future business activities of the Companies in the valuation.

The results of the share exchange ratio calculation under each valuation method, when using 1 as the equity value per share of the Shin Maint HD stock, are as follows.

Method	Calculated share exchange ratio range

Average market share price analysis	1.540 – 1.745

Comparable company analysis	1.244 – 2.095

DCF Analysis	1.246 – 1.952

In the average market share price analysis, using July 14, 2026 as the valuation reference date, the closing prices on the TSE on the valuation reference date and the simple average of the closing prices for the one month, three months, and six months dating from the valuation reference date were used for the respective valuations, and based on the results thereof, a share exchange ratio range was calculated.

In the DCF Analysis, corporate value was evaluated by discounting future cashflows and the like on the basis of financial forecasts prepared by the Companies to a present value at a certain discount rate. Note that the financial forecasts of the Company, which Maxus Corporate Advisory used as the basis of its valuations in the DCF Analysis, do not include business years for which a significant increase or decrease in profits is foreseen; however, such reports include a business year for which a significant increase in free cash flow is expected. Specifically, for the business year ending May 2027, a significant increase in free cash flow is expected as a result of eliminating the cause for the temporary increase in working capital which arose during the previous business year.

In calculating the above share exchange ratio, Maxus Corporate Advisory, in principle, used public information and information presented to Maxus Corporate Advisory as is, assumed that such materials and information, etc. were all accurate and complete, and did not independently verify the accuracy and completeness of such information, nor is Maxus Corporate Advisory obligated to do so. Maxus Corporate Advisory also did not perform any independent valuation or assessment of the assets or liabilities (including derivative transactions, off-balance sheet assets and liabilities, and other contingent liabilities) of the Companies and their affiliates, nor did Maxus Corporate Advisory request a third party institution to conduct an appraisal or assessment of such assets or liabilities. Maxus Corporate Advisory assumed that the business plans, financial forecasts, and other information related to the future provided by the Company were reasonably prepared by the Company’s management on the basis of the best forecasts and judgments possible at the present time, and that the business plans, financial forecasts, and other information related to the future provided by Shin Maint HD were reasonably prepared by Shin Maint HD’s management on the basis of the best forecasts and judgments possible at the present time. Maxus Corporate Advisory relied on such information without independent verification of the accuracy, appropriateness, and feasibility of the Company’s and Shin Maint HD’s business plans. Maxus Corporate Advisory’s valuation of the share exchange ratio reflects the information obtained by Maxus Corporate Advisory and the economic conditions existing up to July 14, 2026. The sole purpose of Maxus Corporate Advisory’s valuation is to be used as a reference by the Board of Directors of the Company in considering the share exchange ratio.

(3) Reasons for Selecting Shin Maint HD Shares as the Exchange Consideration (Expected Delisting and Reasons Therefor)

The effective date of the Share Exchange will be December 1, 2026, and the Sanki Service Stock will be delisted on November 27, 2026 (with the last trading date being November 26, 2026). If the currently planned effective date of the Share Exchange is changed in the future, the delisting date will also be changed.

After delisting, the Sanki Service Stock will no longer be traded on the Standard Market of the TSE; however, since the Shin Maint HD stock to be allotted to Sanki Service shareholders in the Share Exchange will remain listed on the Growth Market of the TSE and will continue to be tradable on a financial instruments exchange market on and after the effective date of the Share Exchange, Sanki Service shareholders who hold 53 or more shares of the Sanki Service Stock on the Reference Date and who will be allotted 100 shares (which constitute one unit of the Shin Maint HD stock) or more of the Shin Maint HD stock in the Share Exchange will continue to be provided with stock liquidity.

On the other hand, as of the Record Time, shareholders of the Company holding fewer than 53 shares of the Company’s stock will be allotted Shin Maint HD shares that are less than 100 shares, which is the number of shares constituting one unit of Shin Maint HD shares. Although such shares less than one unit cannot be sold on a financial instruments exchange market, shareholders who will hold shares less than one unit may request Shin Maint HD to purchase the shares less than one unit that they hold. For details, please refer to “(Note 3) Treatment of shares less than one unit” in “3. Details of Allotment Related to the Share Exchange” above. In addition, for details on the treatment of fractional shares in the event that a fraction of less than one share arises in connection with the Share Exchange, please refer to “(Note 4) Treatment of fractions of less than one share” in “3. Details of Allotment Related to the Share Exchange” above.

The Company’s shareholders may continue to trade their Sanki Service stock on the Standard Market of the TSE until the last trading date, which is November 26, 2026 (planned), and may exercise their legal rights under the Companies Act and other relevant laws and regulations until the Record Time.

(4) Measures to Ensure Fairness

Through the Share Exchange, the Company, a listed company, will become the “stock company effecting the share exchange”

(wholly-owned subsidiary resulting from the share exchange) set forth in Article 768, paragraph (1), item (i) of the Companies Act. Therefore, the Companies have implemented the following measures to ensure fairness in the Share Exchange.

1. Obtaining of valuation reports from independent third-party valuation firms

To ensure fairness in calculating the share exchange ratio for the Share Exchange, Shin Maint HD retained JBMA, a third-party valuation firm independent of the Companies, and obtained a valuation report regarding the share exchange ratio on July 14, 2026, and the Company retained Maxus Corporate Advisory, a third-party valuation firm independent of the Companies, and obtained a valuation report regarding the share exchange ratio on July 14, 2026. Summaries of the valuation reports are provided in “(2) Matters Concerning Calculation of the Share Exchange Ratio” above. Neither of the Companies has obtained a written opinion (fairness opinion) from their third-party valuation firms to the effect that the share exchange ratio of the Share Exchange is fair to the shareholders of the Companies from a financial viewpoint.

2. Receipt of advice from independent law firms

As legal advisors for the Share Exchange, Shin Maint HD retained TMI Associates and the Company retained Hibiya-Nakata and respectively received legal advice on the procedures for the Share Exchange and the method and process of decision-making. TMI Associates and Hibiya-Nakata are independent of the Companies and do not have any material interest in the Companies in relation to the Business Integration, including the Share Exchange.

(5) Measures to Avoid Conflicts of Interest

As of the execution of the Share Exchange Agreement, there are no personnel or business relationships between the Companies, and additionally, the “Matters to be Observed Pertaining to MBOs, etc.” set forth in Rule 441 of the Securities Listing Regulations do not apply to the Share Exchange. Therefore, no special measures have been taken on the occasion of the Share Exchange.

5. Overview of the Parties to the Share Exchange

(Unit: million yen, unless specified otherwise)

	Stock company acquiring all issued shares set forth in Article 767 of the Companies Act (Wholly-owning parent company resulting from the share exchange)	Stock company effecting the share exchange set forth in Article 768, paragraph (1), item (i) of the Companies Act (Wholly-owned subsidiary resulting from the share exchange)
(1) Name	Shin Maint Holdings Co., Ltd.	Sanki Service Corporation

(2) Location	12-6 Higashishinagawa 4-chome, Shinagawa-ku, Tokyo, Japan	576-1 Abo-ko, Himeji, Hyogo, Japan

(3) Name and title of	Hideo Naito, President, Chairman, and	Tatsuo Kitakoshi, President and

representative	Representative Director	Representative Director

(4) Description of business	Business administration for subsidiaries performing total maintenance services business for equipment, devices, and building interiors and exteriors, etc. of stores and facilities	Design, construction, maintenance management, and maintenance of air conditioning equipment, electrical, kitchen, water supply and drainage, and sanitation equipment etc.

(5) Share capital	236,000,000 yen (as of February 28, 2026)	616,652,000 yen (as of May 31, 2026)

(6) Date of establishment	August 23, 1985	July 11, 1977

(7) Number of issued shares	(Common stock) 21,666,000 shares (as of February 28, 2026)	(Common stock) 6,583,485 shares (as of May 31, 2026)

(8) Fiscal year-end	End of February	End of May

(9) Number of employees	326 (Consolidated) (as of February 28, 2026)	631 (Consolidated) (as of May 31, 2026)

(10) Major trading partners	N/A	Panasonic HVAC & CC Systems Co., Ltd. Seven-Eleven Japan Co., Ltd. Life Corporation Alpen Co., Ltd. Okuwa Co., Ltd. Sumitomo Realty & Development Co., Ltd. Keiyo Co., Ltd.

(11) Major banks	Mizuho Bank Sumitomo Mitsui Banking MUFG Bank	MUFG Bank Sumitomo Mitsui Banking Minato Bank

(12) Major shareholders and shareholding ratios (Note 1)	Hideo Naito 23.24% Tsuyoshi Naito 8.34% Lichfield LP (Standing proxy: MUFG Bank, Ltd.) 5.53% The Master Trust Bank of Japan, Ltd. (Trust Account) 5.49% Takumi Capital Management Master	Nakashima Industry Co., Ltd. 15.11% Shin Maint Holdings Co., Ltd. 9.76% UH Partners 2 Investment Limited Partnership 6.90% Yoshikane Nakashima 6.59%

Fund LP (Standing proxy: The Hongkong and Shanghai Banking Corporation, Tokyo Branch, Securities Services Operations) 5.19%

Shu Management Co., Ltd. 4.23%

FCP Sextant Autour Du Monde (Standing proxy: The Hongkong and Shanghai Banking Corporation, Tokyo Branch, Securities Services Operations) 4.23%

NOMURA Co., Ltd. 3.24%

Rie Goda 2.94%

Interactive Brokers LLC (Standing proxy: Interactive Brokers Securities Japan Inc.) 2.87%

Hikari Tsushin K.K. Investment Limited Partnership 5.87%

Ryoko Nakashima 5.34%

UH Partners 3 Investment Limited Partnership 3.96%

Yuki Nakashima 3.62%

Sanki Service Employee Stock Purchase Plan 3.52%

Keiko Nakashima 3.49%

(13) Relationship between the parties

	Capital relationship	As of May 31, 2026, Shin Maint HD holds 630,000 shares of the Company’s stock.

	Personnel relationship	Not applicable.

	Business relationship	Not applicable.

	Status as a related party	Not applicable.

(14) Financial position and operating results for the past three years

(i) Shin Maint HD (Consolidated)

Fiscal year	Fiscal year ended February 2024	Fiscal year ended February 2025	Fiscal year ended February 2026
Consolidated net assets	3,672	3,552	4,637
Consolidated total assets	8,302	9,066	11,088
Consolidated net assets per share (yen)	183.70	187.81	245.56
Consolidated net sales	22,354	25,707	29,946
Consolidated operating profit	1,255	1,534	1,857

Consolidated ordinary profit	1,259	1,562	1,897
Profit attributable to owners of parent	861	1,033	1,239
Consolidated profit per share (yen)	43.14	52.86	65.51
Dividend per share (yen) (Note 2)	27	32	20

(ii) Sanki Service (Consolidated)

Fiscal year	Fiscal year ended May 2024	Fiscal year ended May 2025	Fiscal year ended May 2026
Consolidated net assets	4,214	4,812	5,629
Consolidated total assets	8,612	9,948	10,151
Consolidated net assets per share (yen)	655.09	746.67	872.46
Consolidated net sales	19,430	20,636	24,253
Consolidated operating profit	736	1,020	1,170
Consolidated ordinary profit	758	1,021	1,174
Profit attributable to owners of parent	467	689	853
Consolidated profit per share (yen)	72.77	106.98	132.30
Dividend per share (yen)	20	25	30

(Note 1) Shareholding ratios are calculated based on the total number of issued shares, excluding treasury shares.

(Note 2) Shin Maint HD implemented a 2-for-1 stock split of its common stock on March 1, 2025.

6. Status after the Share Exchange

Stock company acquiring all issued shares set forth in Article 767 of the Companies Act (Wholly-owning parent company resulting from the share exchange)
(1) Name	SANKI Shin Maint Holdings Co., Ltd.

(2) Location	12-6 Higashishinagawa 4-chome, Shinagawa-ku, Tokyo, Japan

(3) Name and title of representative

Yoshikane Nakashima, Chairman and Representative Director (Chairman and Representative Director of Sanki Service)

Hideo Naito, President and Representative Director (President, Chairman, and Representative Director of Shin Maint HD)

(4) Description of business	Business administration of group companies through the holding of shares

(5) Share capital	236,000,000 yen

(6) Fiscal year-end	End of February

(7) Net assets	To be determined

(8) Total assets	To be determined

(Note) Subject to the Share Exchange taking effect on December 1, 2026 (planned), Shin Maint HD will change its trade name to “SANKI Shin Maint Holdings Co., Ltd.”

7. Matters to serve as reference regarding the exchange consideration

(1) Provisions of the Articles of Incorporation of Shin Maint HD

In accordance with laws and regulations and the provisions of Article 15, Paragraph 2 of our Articles of Incorporation, the Shin Maint HD Articles of Incorporation are omitted from the documents (documents stating matters subject to electronic provision measures) delivered to shareholders who have requested the delivery of documents; therefore, please access the respective websites where the matters subject to electronic provision measures are posted to confirm them.

(2) Matters concerning the method of realization of the exchange consideration

1.	Market where the exchange consideration is traded

Shin Maint HD shares are traded on the Tokyo Stock Exchange Growth Market.

2.	Entities that perform brokerage, intermediary, or agency services for the trading of the exchange consideration

Brokerage, intermediary, and other services for the trading of Shin Maint HD shares are performed by various financial instruments business operators (securities companies, etc.) nationwide.

3.	Details of restrictions on the transfer or other disposition of the exchange consideration

There are no applicable matters.

(3) Matters concerning the market price of the exchange consideration

Based on the business day (July 14, 2026) preceding the date of announcement of the conclusion of the Share Exchange Agreement (July 15, 2026), the average closing prices of Shin Maint HD shares on the Tokyo Stock Exchange Growth

Market for the one-month, three-month, and six-month periods are 1,017 yen, 1,038 yen, and 1,101 yen, respectively.

In addition, the latest market price and other information regarding Shin Maint HD shares can be viewed on the Tokyo Stock Exchange website (https://www.jpx.co.jp/) and other sources.

(4) Contents of the balance sheets for each fiscal year of Shin Maint HD for which the final day arrived within the past five years

Since Shin Maint HD has submitted Annual Securities Reports for all fiscal years in accordance with the provisions of Article 24, paragraph (1) of the Financial Instruments and Exchange Act, this information is omitted.

8. Matters concerning the appropriateness of the provisions for share acquisition rights related to the Share Exchange There are no applicable matters.

9. Matters concerning financial statements, etc.

(1) Contents of financial statements, etc., for the final fiscal year of Shin Maint HD

Regarding the contents of the financial statements, etc., for the final fiscal year of Shin Maint HD (fiscal year ended February 2026), in accordance with laws and regulations and the provisions of Article 15, Paragraph 2 of our Articles of Incorporation, the description is omitted from the documents (documents stating matters subject to electronic provision measures) delivered to shareholders who have requested the delivery of documents; therefore, please access the respective websites where the matters subject to electronic provision measures are posted to confirm them.

(2) Disposition of important assets, etc., that occurred after the final day of the final fiscal year

1. Sanki Service

(i) Conclusion of the Business Integration Agreement and the Share Exchange Agreement

At the meeting of the Board of Directors held on July 15, 2026, the Company resolved to conduct a share exchange in connection with the Business Integration, with Shin Maint HD as the wholly owning parent company in the share exchange and the Company as the wholly owned subsidiary in the share exchange, and concluded the Business Integration Agreement and the Share Exchange Agreement between the two companies on the same date. Regarding the details of the Share Exchange Agreement, please refer to 2.“Details of the Share Exchange Agreement” above.

(ii) Cancellation of treasury shares

The Company plans to cancel all of its treasury shares held at the Record Time (including shares acquired in response to demands for share purchase by dissenting shareholders exercised pursuant to Article 785, paragraph (1) of the Companies Act in connection with the Share Exchange) by a resolution of the Board of Directors to be held by the day preceding the effective date of the Share Exchange.

(iii) Dividends of surplus

Based on a resolution at the meeting of the Board of Directors held on July 15, 2026, the Company plans to pay dividends of surplus of 30 yen per share of the Company’s common stock, with a total dividend amount of

193,580,820 yen, effective August 31, 2026. In addition, the Company has stipulated in its Articles of Incorporation that it may pay dividends of surplus, etc., by resolution of the Board of Directors pursuant to Article 459, paragraph (1) of the Companies Act.

2. Shin Maint HD

(i) Conclusion of the Business Integration Agreement and the Share Exchange Agreement

At the meeting of the Board of Directors held on July 15, 2026, Shin Maint HD resolved to conduct a share exchange in connection with the Business Integration, with Shin Maint HD as the wholly owning parent company in the share exchange and the Company as the wholly owned subsidiary in the share exchange, and concluded the Business Integration Agreement and the Share Exchange Agreement between the two companies on the same date. Regarding the details of the Share Exchange Agreement, please refer to 2.“Details of the Share Exchange Agreement” above.

(ii) Dividends of surplus

Based on a resolution at the Ordinary General Meeting of Shareholders held on May 22, 2026, Shin Maint HD paid dividends of surplus of 20 yen per share of its common stock, with a total dividend amount of 377,683,520 yen, effective May 25, 2026.

Map to the General Meeting of Shareholders Venue

Venue:	100 Minami-Ekimae-cho, Himeji City, Hyogo Hotel Nikko Himeji, 3F, Korin Room TEL +81-79-222-2231

Directions: Immediately outside the South Exit of JR (Sanyo Shinkansen/Conventional Lines) Himeji Station